Exhibit 10.2
UTi WORLDWIDE INC.
LETTER OF CREDIT AND CASH DRAW FACILITY

AMENDED AND RESTATED LETTER OF CREDIT AND CASH DRAW AGREEMENT

Dated as of June 24, 2011

v

SCHEDULE A	—	Information Relating to Issuing Bank and Lender

SCHEDULE B	—	Defined Terms

EXHIBIT 1	—	[Intentionally Omitted]

EXHIBIT 1.1	—	Form of Letter of Credit

EXHIBIT 1.2	—	Issuance Notice

EXHIBITS 4.4(a)(i), (ii), (iii) and (iv)	—	Form of Opinion of U.S. Counsel to the Obligors

EXHIBITS 4.4(a)(v), and (vi)	—	Form of Opinion of British Virgin Islands Counsel

EXHIBIT 4.4(a)(vii)	—	Form of Opinion of Australian Counsel

EXHIBIT 4.4(a)(viii),	—	Form of Opinion of Canadian Counsel

EXHIBIT 4.4(a)(ix)	—	Form of Opinion of Belgian Counsel

EXHIBIT 4.4(a)(x)	—	Form of Opinion of German Counsel

EXHIBIT 4.4(a)(xi)	—	Form of Opinion of Hong Kong Counsel

EXHIBIT 4.4(a)(xii)	—	Form of Opinion of Dutch Counsel

EXHIBIT 4.4(a)(xiii)	—	Form of Opinion of Spanish Counsel

EXHIBIT 4.4(a)(xiv)	—	Form of Opinion of English Counsel

EXHIBIT 4.4(a)(xv)	—	Form of Opinion of Guernsey Counsel

EXHIBIT 4.4(a)(xvi)	—	Form of Opinion of Singapore Counsel

EXHIBIT 4.4(a)(xvii)	—	Form of Opinion of Arizona Counsel

EXHIBIT 4.4(a)(xviii)	—	Form of Opinion of English Counsel to the Lender

EXHIBIT 4.4(b)	—	[Intentionally Omitted]

EXHIBIT 2	—	Form of Joinder Agreement

EXHIBIT 14.4	—	[Intentionally Omitted]

SCHEDULE 1.1	—	Existing Letters of Credit

SCHEDULE 4	—	Mandatory Cost Formula

SCHEDULE 4.9	—	[Intentionally Omitted]

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.7	—	Governmental Authorizations

SCHEDULE 5.9	—	Liability for Taxes

SCHEDULE 5.15	—	Existing Indebtedness and Liens

SCHEDULE 5.22	—	Collective Bargaining Agreements

UTi WORLDWIDE INC.
c/o UTi, Services, Inc.
100 OCEANGATE, SUITE 1500
LONG BEACH, CALIFORNIA 90802
LETTER OF CREDIT AND CASH DRAW FACILITY
June 24, 2011
To the Issuing Bank and the Lender:
Ladies and Gentlemen:
UTi Worldwide Inc., a BVI Business Company incorporated under the laws of the British Virgin Islands with BVI company number 141257 (the “Company”) and each of the Subsidiary Guarantors jointly and severally agree with Nedbank, in its capacity as Issuing Bank and the Lender, as follows:
SECTION 1 LETTERS OF CREDIT
Section 1.1 Issuance of Letters of Credit. The Letters of Credit issued by the Issuing Bank under the Existing Facility for the account of or on behalf of the Company that are outstanding on the Effective Date (set forth in Schedule 1.1 hereto) (the “Existing Letters of Credit”) shall be deemed to be Letters of Credit issued hereunder on the Effective Date. During the period from the Effective Date to but excluding the earlier of (i) the Maturity Date and (ii) the date of termination pursuant to Section 12.1, subject to the terms and conditions hereof, the Issuing Bank agrees to issue after the Effective Date, standby letters of credit for the account of the Company; provided, however, that the aggregate amount of all such Letters of Credit (including the Existing Letters of Credit and any Letters of Credit for which the Company has provided Credit Support) shall not exceed the Maximum Draw Amount; provided, in the case of Letters of Credit issued after the Effective Date, (i) each such Letter of Credit shall be denominated in Dollars or in any Optional Currency; and (ii) in no event shall any Letter of Credit have an expiration date that is later than the Maturity Date, unless agreed to by the Issuing Bank. Subject to the foregoing, the Issuing Bank may agree that any Letter of Credit issued by it may be automatically extended for one or more successive periods not to exceed one year each, unless it elects not to extend for any such additional period.
Whenever the Company desires the issuance of a Letter of Credit after the Effective Date, it shall deliver to the Issuing Bank an Issuance Notice no later than 12:00 p.m. (London time) at least three (3) Business Days, or such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 1.2, the Issuing Bank shall issue the requested Letter of Credit only in accordance with the Issuing Bank’s standard operating procedures.

UTi Worldwide Inc.	Nedbank Facilities Agreement
Section 1.2 Conditions to Each Issuance after the Effective Date. The obligation of the Issuing Bank to issue any Letter of Credit on any Credit Date after the Effective Date, is subject to the satisfaction, or waiver in accordance with Section 18, of the following conditions precedent:
(i) the Issuing Bank shall have received a fully executed and delivered Issuance Notice;
(ii) as of such Credit Date, (a) the representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date and (b) the Issuing Bank’s obligation to issue Letters of Credit shall (x) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (y) not subject the Issuing Bank to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof;
(iii) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable issuance of a Letter of Credit that would constitute an Event of Default or a Default; and
(iv) on or before the date of issuance of any Letter of Credit, the Issuing Bank shall have received all other information reasonably required by the applicable Issuance Notice and any letter of credit applications or similar documentation reasonably requested by the Issuing Bank.
The Issuing Bank shall be entitled, but not obligated, to request and receive, prior to the issuance of a Letter of Credit, additional information reasonably satisfactory to the requesting party confirming the satisfaction of the conditions precedent set forth in clauses (ii) and (iii) above, if, in the good faith judgment of the Issuing Bank such request is warranted under the circumstances.
Section 1.3 Letters of Credit in Optional Currency. (a) The Company must select the currency of a Letter of Credit issued after the Effective Date in its Issuance Notice.
(b) A Letter of Credit issued after the Effective Date may be denominated in Dollars or any Optional Currency.
(c) Notwithstanding any other term of this Agreement, in the event that (i) the Optional Currency requested is not readily available to it in the Relevant Interbank Market in the amount and for the period required or (ii) issuing a Letter of Credit in the proposed Optional Currency might contravene any law or regulation applicable to it, the Issuing Bank will promptly notify the Company to that effect and the parties hereto agree to enter into an amendment hereto and/or to the applicable Letter of Credit, which is reasonably acceptable to both parties, to resolve such situation.
(d) With respect to Letters of Credit denominated in Optional Currencies, the Issuing Bank shall at monthly intervals after the Effective Date (on the last Business Day of each calendar month) recalculate the U.S. Dollar Amount of that Letter of Credit by notionally converting the outstanding amount of that Letter of Credit into U.S. Dollars on the basis of the Issuing Bank’s Spot Rate of Exchange on the date of calculation.

UTi Worldwide Inc.	Nedbank Facilities Agreement
(e) The Company must, if requested by the Issuing Bank within 5 days of any calculation under paragraph (d) above, ensure that sufficient Credit Support pursuant to Section 3.5 with respect to the relevant Letter of Credit are made in order to prevent the U.S. Dollar Amount of all of the Letters of Credit outstanding from exceeding the Maximum Draw Amount.
(f) Unless a Financing Agreement specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Financing Agreements is the currency in which the relevant amount in respect of which it is payable is denominated.
SECTION 2 CASH DRAW FACILITY.
Section 2.1 The Cash Draw Facility. Subject to the terms of this Agreement, the Lender shall make available to the Company an overdraft facility under which the U.S. Dollar debit balance does not at any time exceed the Cash Draw Facility Commitments.
Section 2.2 Purpose. The Company shall apply all amounts borrowed by it under the Cash Draw Facility towards the general corporate purposes of the Group.
Section 2.3 Monitoring. The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
Section 2.4 Cancellation of Commitment. Each party shall be entitled to cancel the Cash Draw Facility Commitments following the earliest to occur of (a) in the case of the Lender, the date that is 360 days following written notice of termination to the Company (provided that such notice may not be delivered until the date that is three years after the Effective Date), (b) in the case of the Company, the date that is 360 days following written notice of termination to the Lender (provided that such notice may not be delivered until the date that is two years after the Effective Date), (c) in the case of the Company, the date on which the Lender requests that the Company compensate it for any Mandatory Cost or Increased Cost and (d) in the case of the Lender, the date of written notice of termination following any date upon which an Event of Default has occurred and is continuing.
Section 2.5 Repayment of Cash Draw Facility Loans. (a) The Company shall immediately repay, or as the case may be pay, all amounts drawn and outstanding under the Cash Draw Facility, together with all accrued interest, costs and any other amounts due under this Agreement, (x) on the date that is the last Business Day of the Availability Period and (y) upon demand by the Lender at any time that an Event of Default has occurred and is continuing. The Company hereby authorizes the Lender to charge the Current Account in order to cause timely payment to be made to the Lender of all principal, interest, fees and expenses due hereunder with respect to the Cash Draw Facility in the event that the Company fails to make a payment hereunder with respect to the Cash Draw Facility.
(b) Without limiting or affecting Section 2.5(a), the Lender will review the Cash Draw Facility periodically on or after the date that is three years after the Effective Date.

UTi Worldwide Inc.	Nedbank Facilities Agreement
Section 2.6 Illegality. If it becomes unlawful in any Applicable Jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its Cash Draw Facility Loan:
(a) the Cash Draw Facility Commitment of the Lender will be immediately cancelled; and
(b) the Company shall immediately repay the Cash Draw Facility Loans made to the Company.
Section 2.7 Voluntary Prepayment of Cash Draw Facility Loans. Without prejudice to Section 2.16, the Company may prepay in its sole discretion the Cash Draw Facility Loans in whole or in part without premium or penalty.
Section 2.8 Interest. (a) The Company shall pay interest on the outstanding daily amount of Cash Draw Facility Loans at the rate per annum of 2.0% above LIBOR for an Interest Period of one-day plus Mandatory Cost, if any.
(b) Interest shall be payable monthly in arrears and shall be debited to the Current Account monthly in arrears on the last Business Day of each month.
Section 2.9 Interest and other Amounts. Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and without premium or penalty.
Section 2.10 Reborrowing of Cash Draw Facility. Unless a contrary indication appears in this Agreement, any part of the Cash Draw Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.
Section 2.11 Default Interest. Upon the occurrence and during the continuation of any Event of Default, all fees, interest or other amounts owed hereunder with respect to the Cash Draw Facility Loans shall thereafter bear interest (including post-petition interest in any proceeding under any bankruptcy or insolvency laws) payable on demand at a rate that is 3.00% per annum in excess of the interest rate that was payable pursuant to Section 2.8 prior to the occurrence of such Event of Default. Payment or acceptance of the increased rates provided for in this Section 2.11 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Lender.
Section 2.12 Absence of Quotations. Subject to Section 2.13:
(a) if LIBOR is to be determined by reference to the Base Reference Banks but a Base Reference Bank does not supply a quotation by 11 a.m. (London, England time) on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Base Reference Banks; or

UTi Worldwide Inc.	Nedbank Facilities Agreement
(b) if Section 2.14 applies but an Alternative Reference Bank does not supply a quotation before close of business in London on the date falling one Business Day after the Quotation Day for that Cash Draw Facility Loan, the applicable Alternative Reference Bank Rate shall be determined on the basis of the quotations of the remaining Alternative Reference Banks.
Section 2.13 Market Disruption. (a) If a Market Disruption Event occurs in relation to a Cash Draw Facility Loan for any Interest Period, then the rate of interest on the Cash Draw Facility Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i) the Margin;
(ii) the Alternative Reference Bank Rate or (if an Alternative Market Disruption Event has occurred for the relevant Interest Period) the rate notified by the Lender as soon as practicable and in any event by close of business on the date falling two Business Days after the Quotation Day (or, if earlier, on the date falling three Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the Lender of funding its Cash Draw Facility Loan from whatever source it may reasonably select; and
(iii) the Mandatory Cost, if any; provided that such cost is not unique to the Company and would also apply to another borrower similarly situated to the Company vis a-vis the Lender which was provided facilities subject to substantially the same terms and conditions as the Company.
(b) If:
(i) the percentage rate per annum notified by the Lender pursuant to paragraph (a)(ii) above is less than the Alternative Reference Bank Rate; or
(ii) the Lender has not notified the Company of a percentage rate per annum pursuant to paragraph (a)(ii) above, the cost to the Lender for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Alternative Reference Bank Rate.
(c) In this Agreement:
“Alternative Market Disruption Event” means before close of business in London on the date falling one Business Day after the Quotation Day for the relevant Interest Period of the Cash Draw Facility Loan:
(i) none or only one of the Alternative Reference Banks supplies a rate to the Lender to determine the Alternative Reference Bank Rate for the relevant Interest Period of the Cash Draw Facility Loan; or
(ii) the Lender determines that the cost to it of funding its Cash Draw Facility Loans from whatever source it may reasonably select would be in excess of the Alternative Reference Bank Rate; and

UTi Worldwide Inc.	Nedbank Facilities Agreement
“Market Disruption Event” means:
(i) at or about noon on the Quotation Day for the relevant Interest Period none or only one of the Base Reference Banks supplies a rate to the Lender to determine LIBOR for the relevant currency and Interest Period; or
(i) before close of business in London on the Quotation Day for the relevant Interest Period, the Lender determines that the cost to it of funding its Cash Draw Facility Loan from whatever source it may reasonably select would be in excess of LIBOR.
Section 2.14 Alternative Reference Bank Rate. (a) If a Market Disruption Event occurs, the Lender shall as soon as is practicable request each of the Alternative Reference Banks to supply to it the rate at which that Alternative Reference Bank could have borrowed funds in the relevant currency and for the relevant period in the London interbank market at or about 11:00 a.m. on the Quotation Day for the Interest Period of that Cash Draw Facility Loan, were it to have done so by asking for and then accepting interbank offers for deposits in reasonable market size in the currency of that Cash Draw Facility Loan and for a period comparable to the Interest Period of that Cash Draw Facility Loan.
(b) As soon as is practicable after receipt of the rates supplied by the Alternative Reference Banks, the Lender will notify the Company of the arithmetic mean of the rates supplied to it in accordance with paragraph (a) above (rounded upwards to four decimal places) (the “Alternative Reference Bank Rate”).
Section 2.15 Alternative Basis of Interest or Funding. (a) If a Market Disruption Event occurs and the Lender or the Company so requires, the Lender and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.
(b) Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Lender and the Company, be binding on all parties.
Section 2.16 Commitment Fee. (a) During the Availability Period, in the event that the average monthly outstanding amount of Cash Draw Facility Loans is less than 75% of Cash Draw Facility Commitment, the Company shall pay to the Lender a fee in U.S Dollars computed at the rate of 0.50% per annum on the daily average undrawn portion of the Cash Draw Facility Commitment during such month. The fees referred to in this Section 2.16 shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the fifth Business Day after notification by the Lender to the Company of the amount owed for each fiscal quarter of the Company (commencing with the fiscal quarter ended July 31, 2011) and on the last day of the Availability Period.
Section 2.17 Increased Costs. (a) Subject to Section 2.19, the Company shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the Effective Date or (iii) compliance with any request from or requirement of any fiscal, monetary or other authority whether or not having the force of law. The Lender agrees to certify to the amount that is required to compensate it for any such increased cost or other loss contemplated above. Such certification shall set out the basis of any computation of the amount, but shall not include any matter which the Lender regards as confidential.

UTi Worldwide Inc.	Nedbank Facilities Agreement
(b) In this Agreement “Increased Costs” means:
(i) a reduction in the rate of return from the Cash Draw Facility or on the Lender’s (or its Affiliate’s) overall capital;
(ii) an additional or increased cost;
(iii) any increase in the cost to the Lender of making, funding or maintaining the Cash Draw Facility;
(iv) the Lender incurs any other loss (whether direct or indirect and including, for these purposes, loss of future profits); or
(v) a reduction of any amount due and payable under any Financing Agreement, which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to that the Lender having entered into the Cash Draw Facility Commitment or funding or performing its obligations under any Financing Agreement.
Section 2.18 Increased Cost Claims. The Lender shall promptly notify the Company of a claim under Section 2.17.
Section 2.19 Exceptions. Section 2.17 does not apply to the extent any Increased Cost is (i) compensated for by the payment of the Mandatory Cost; (ii) attributable to the willful breach by the Lender or its Affiliates of any law or regulation; (iii) a tax covered by Section 13; or (iv) unique to the Company and would not also apply to another borrower similarly situated to the Company vis a-vis the Lender which was provided facilities subject to the same terms and conditions.

UTi Worldwide Inc.	Nedbank Facilities Agreement
SECTION 3 PROVISIONS APPLICABLE TO ALL LETTERS OF CREDIT
Section 3.1 Responsibility of Issuing Bank. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Company and the Issuing Bank, the Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for: (i) the form, validity, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged; (ii) the validity of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority; none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to the Company. Notwithstanding anything to the contrary contained in this Section 3.1, the Company shall retain any and all rights it may have against the Issuing Bank for any liability arising solely out of the bad faith, gross negligence or willful misconduct of the Issuing Bank.
Section 3.2 Reimbursement by the Company of Amounts Drawn or Paid Under Letters of Credit. (a) In the event the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Company, and the Company shall reimburse the Issuing Bank on or before (i) the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in the event the Issuing Bank delivers such notice to the Company on or before 12:00 p.m. (London time) on the Business Day immediately before the Reimbursement Date or (ii) the second Business Day immediately following the Reimbursement Date in the event the Issuing Bank delivers such notice to the Company after 12:00 p.m. (London time) on the Business Day immediately before the Reimbursement Date, in each case in an amount in the currency of the drawing under such Letter of Credit and in same day funds equal to the amount of such honored drawing. Notices to the Company made pursuant to this Section 3.2 shall be made to:
UTi Worldwide Inc.
P.O. Box 228
Picquerel House
L’Islet
St. Sampson
Guernsey CYI 3NY
Channel Islands
Attention: Global Finance Treasury Director or such other address as provided by the Company in writing to the Issuing Bank from time to time.
Fax: 44 1481 245 100

UTi Worldwide Inc.	Nedbank Facilities Agreement
With a copy to:
Craig Braun
Fax: 1-562-552-9496
Lawrence Samuels
Fax: 1-562-552-9489
(b) The Company hereby authorizes the Issuing Bank to charge the Current Account in order to cause timely payment to be made to the Issuing Bank of all reimbursement obligations, interest, fees and expenses due in the event that the Company fails to make a payment hereunder with respect to Letters of Credit.
Section 3.3 Obligations Absolute. The obligation of the Company to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it and the obligations of the Issuing Bank hereunder shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which the Company or the Issuing Bank may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank or any other Person or, in the case of the Issuing Bank, against the Company, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Company or any of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries; (vi) any breach hereof or any other Financing Agreements by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted bad faith, gross negligence or willful misconduct of the Issuing Bank under the circumstances in question.
Section 3.4 Interest and Fees with Respect to Letters of Credit. (a) The Company agrees to pay to the Issuing Bank, with respect to drawings honored under any Letter of Credit issued by the Issuing Bank, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date of reimbursement by the Company at a rate equal to the sum of (i) the rate equal to LIBOR for an Interest Period of one-day plus (ii) 2.0% per annum plus (iii) Mandatory Costs, if any. Interest payable pursuant to this Section 3.4(a) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand.

UTi Worldwide Inc.	Nedbank Facilities Agreement
(b) The Company agrees to pay to the Issuing Bank:
(i) commitment fees equal to (1) the average of the daily difference between (A) Maximum Draw Amount with respect to Letters of Credit, and (B) the LC Usage, times (2) 0.50% per annum during the period from the Effective Date to but excluding the earliest of (x) the Maturity Date, (y) the date of termination of the Issuing Bank’s commitments pursuant to Section 12.1 and (z) the date that the LC Commitment is no longer in effect, all Obligations have been paid in full and Letters of Credit have been cancelled or have expired or the Company has provided Credit Support with respect thereto. Such fee shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on (i) the fifth Business Day after notification by the Lender to the Company of the amount owed for each fiscal quarter of the Company, commencing July 31, 2011 and (ii) on the Maturity Date and any date on which the Letters of Credit have been cancelled or the Company has provided Credit Support with respect thereto;
(ii) with respect to each outstanding Letter of Credit, letter of credit fees equal to (1) 1.50% per annum, times (2) the daily maximum amount available to be drawn under such outstanding Letter of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination). Such fee shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable annually in advance on the anniversary of the issuance of such outstanding Letter of Credit; provided that upon the cancellation, reduction or termination of any Letter of Credit, such fee shall be pro rata refunded to the Company;
(iii) such documentary, processing, correspondent and other usual and customary fees and charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with the Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be; and
(iv) with respect to each Letter of Credit issued, fronting fees on the face amount of each Letter of Credit equal to 0.05% per annum calculated from the period from the date of issuance of such Letter of Credit until its termination date based on a 360-day year, and payable on the issuance date of such Letter of Credit (and annually on the extension thereof, if applicable).
(c) Upon the occurrence and during the continuation of any Event of Default, all fees, interest or other amounts owed hereunder with respect to Letters of Credit shall thereafter bear interest (including post-petition interest in any proceeding under any bankruptcy or insolvency laws) payable on demand at a rate that is 3.00% per annum in excess of the interest rate or fee that would otherwise be payable hereunder prior to the occurrence of such Event of Default. Payment or acceptance of the increased rates provided for in this Section 3.4(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Issuing Bank.

UTi Worldwide Inc.	Nedbank Facilities Agreement
(d) If the Company provides Credit Support with respect to any part of a Letter of Credit then the letter of credit fee pursuant to Section 3.4(b)(ii), the documentary, processing, correspondent and other usual customary fees pursuant to Section 3.4(b)(iii), the fronting fee pursuant to Section 3.4(b)(iv), and the fees pursuant to Section 3.4(c) (if applicable) shall continue to be payable until the expiry of the Letter of Credit.
(e) In addition to the foregoing fees, the Company agrees to pay to the Lender a structuring fee in the amount and at the time separately agreed upon. The Company further acknowledges and agrees that, notwithstanding the modifications to the Existing Facility effectuated on the Effective Date, all fees and other amounts accrued under the terms of the Existing Facility on or prior to the Effective Date will continue to be due at the times agreed upon in the Existing Facility.
Section 3.5 Credit Support. (a) A Letter of Credit is repaid or prepaid to the extent that:
(i) the Company provides cash collateral or a backstop letter of credit with respect to that Letter of Credit in accordance with Section 3.5(b);
(ii) the maximum amount payable under the Letter of Credit is reduced or cancelled in accordance with its terms;
(iii) the relevant Letter of Credit has been returned to the Issuing Bank and the Issuing Bank is satisfied that it has no further liability under that Letter of Credit; or
(iv) the Issuing Bank is otherwise satisfied that it has no further liability under that Letter of Credit.
The amount by which a Letter of Credit is repaid or prepaid under sub-paragraphs (i) and (ii) above is the amount of the relevant cash collateral or a backstop letter of credit, reduction or cancellation.
(b) “Credit Support” means the Company has provided to the Issuing Bank (or one of its Affiliates) with respect to a Letter of Credit:
(i) payment of an amount sufficient to provide the Issuing Bank with coverage with respect to at least 105% of the aggregate amount available for drawings under such outstanding Letter of Credit in the currency of such Letter of Credit to an interest-bearing account or time deposit with the Issuing Bank (or one of its Affiliates) and the following conditions are met:
(A) until no amount is or may be outstanding under that Letter of Credit, withdrawals from such account or time deposit may only be made to pay the Issuing Bank for which the cash collateral is provided under this clause;
(B) the Company has executed and delivered a security document with respect to such account or time deposit, in form and substance satisfactory to the Issuing Bank for which the cash collateral is provided, creating a first ranking security interest over such account or time deposit (it being acknowledged such cash collateral shall also secure obligations with respect to this Agreement and the Global Credit Facilities, the 2009 Notes and the 2011 Notes on a pari passu basis); and

UTi Worldwide Inc.	Nedbank Facilities Agreement
(C) such other conditions as are reasonably satisfactory to the Issuing Bank; or
(ii) receipt of a backstop letter of credit in a face amount sufficient to provide the Issuing Bank with coverage with respect to at least 105% of the aggregate amount available for drawings under such outstanding Letter of Credit in the currency of such Letter of Credit and such backstop letter of credit is on terms and conditions and from a financial institution acceptable to the Issuing Bank in its sole discretion.
(c) The outstanding amount of a Letter of Credit at any time is the maximum amount (actual or contingent) that is or may be payable by the Company in respect of that Letter of Credit at that time.
Section 3.6 Maturity with Respect to Letters of Credit. On or prior to the Business Day prior to the Maturity Date, the Company shall provide Credit Support in accordance with Section 3.5(b) with respect to the aggregate amount available for drawing under each Letter of Credit that is anticipated to remain outstanding after the Maturity Date.
Section 3.7 Evidence of Debt. The Issuing Bank shall maintain on its internal records an account or accounts evidencing the Indebtedness of the Company to the Issuing Bank, including the amounts of the Letters of Credit and other Obligations and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Company, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Company’s Obligations.
Section 3.8 Irish Insurance Acts. For the avoidance of doubt, the Issuing Bank shall not issue any Letter of Credit either (i) at the request of or for the account of any Person incorporated in Ireland or (ii) to any Person resident in Ireland, in each case where the Issuing Bank is not duly authorized to carry on the business of issuing contracts of suretyship in Ireland (or otherwise exempted under the laws of Ireland from the requirement to have any such authorization) or where the issuance of any such Letter of Credit by the Issuing Bank would otherwise contravene any law of Ireland.
Section 3.9 Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the Company the rules of the ISP shall apply to each standby Letter of Credit.
Section 3.10 Headroom Facility. Prior to the Maturity Date, the Company may, by written notice to the Issuing Bank, elect to request, on no more than four occasions in any twelve-month period, an increase to the existing LC Commitment (any such increase, the “New LC Commitments”) by an amount not in excess of $35,000,000 in the aggregate. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Company proposes that the New LC Commitments shall be effective; provided that the Issuing Bank may elect or decline, in its sole discretion, to provide all or a portion of the New LC Commitments; provided further that the Increased Amount Date shall be no earlier than (a) the date that is not less than 10 Business Days after the date on which such notice is delivered to the Issuing Bank and (b) the date on which each of the following conditions shall have been satisfied (or waived in accordance with Section 18 hereof):
(1)
the final and unconditional credit and pricing committee approval by the Issuing Bank in respect of the utilization by the Company of the whole or a portion of the New LC Commitments requested by the Company;

UTi Worldwide Inc.	Nedbank Facilities Agreement
(2)	the Obligors’ execution of any necessary legal documentation in respect of the New LC Commitments;
(3)
the Issuing Bank’s receipt of all necessary documentation, including documentation in respect of existing and/or additional security, duly executed and completed by the Obligors, in a form and substance acceptable to the Issuing Bank, and unconditional in accordance with its own terms;

(4)	the Company’s fulfillment of all additional conditions which may be reasonably requested in writing by the Issuing Bank;
(5)	the Issuing Bank’s receipt of a structuring fee equal to no less than 1.0% of such New LC Commitment, which fee will be payable on the Increased Amount Date; and
(6)
the receipt of proof, to the Issuing Bank’s satisfaction, that the Company has ensured that the utilization of the New LC Commitments does not result in a default in the terms of any outstanding Indebtedness.

Such New LC Commitments shall become effective, as of such Increased Amount Date. On any Increased Amount Date on which New LC Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, each New LC Commitment shall be deemed for all purposes a LC Commitment and each letter of credit made thereunder (a “New LC”) shall be deemed, for all purposes, a Letter of Credit. The terms and provisions of the New LCs shall be mutually agreed between the Company and the Issuing Bank.
Section 3.11 Increased Costs. If the Lender determines in good faith that the introduction or effectiveness of, or any change in any treaty, international agreement, law, rule or regulation or compliance with any directive, guideline or request from any central bank or other governmental or quasi- governmental authority (whether or not having the force of law), or any change in generally accepted accounting principles or in the Lender’s accounting for any Letter of Credit or Cash Draw Facility Loan (including changing the capital adequacy conversion factor), or any change in the interpretation of any of foregoing, (each of the foregoing, a “Regulatory Change’’): (i) affects or would affect the amount of capital, insurance or reserves (including special deposits or similar requirements) required or expected to be maintained by the Lender or any corporation controlling the Lender or otherwise increases the costs of, or reduces the amount received or receivable by, the Lender or any corporation controlling the Lender, and the Lender determines in good faith that the amount of such capital, insurance or reserve (including any special deposit or similar requirement) or other increased cost (including any tax or insurance premium) or reduction, as the case may be, is increased by or based upon the existence of this Agreement, any Letter of Credit, any Cash Draw Facility Loan or any other Financing Agreement or (ii) imposes, modifies or

UTi Worldwide Inc.	Nedbank Facilities Agreement
deems applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender with respect to Letters of Credit or Cash Draw Facility Loan or imposes on the Lender any other condition affecting this Agreement or the Letters of Credit, and the Lender determines in good faith that the result of any of the foregoing is to increase the cost to, or to impose a cost on, the Lender of issuing or maintaining any Letter of Credit or Cash Draw Facility Loan or of making any payment or disbursement under any Letter of Credit or Cash Draw Facility Loan, or to reduce the amount of any sum received or receivable by the Lender under this Agreement (any such increased cost and any such reduction in such sum being “Increased Costs”), then the Company shall pay the Lender on demand from time to time additional amounts sufficient in the Lender’s good faith judgment to compensate for the increase of reduction, as the case may be; provided that (i) such additional amount shall only be payable to the Lender to the extent that such cost is not unique to the Company and would also apply to another borrower similarly situated to the Company vis a-vis the Lender which was provided facilities subject to substantially the same terms and conditions as the Company and (ii) the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Letters of Credit or Cash Draw Facility Loan or to assign its rights and obligations hereunder to another of the offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce the amount of Increased Costs in the future and would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. A certificate of the Lender setting forth in reasonable detail the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in this Section 3.11 and delivered to the Company shall be conclusive absent manifest error. The provisions of this Section 3.11 shall survive termination of this Agreement. Each payment under this Section 3.11 shall be required to be made solely to the extent that funds are available therein or therefrom. For the avoidance of doubt, this Section 3.11 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.
SECTION 4 CONDITIONS TO EFFECTIVENESS.
This Agreement shall become effective as of the date on which each of the following conditions shall have been satisfied (or waived in accordance with Section 18 of the Existing Facility):
Section 4.1 Representations and Warranties. The representations and warranties of the Obligors in the Financing Agreements to which they are a party shall be correct at the time of the Effective Date.

UTi Worldwide Inc.	Nedbank Facilities Agreement
Section 4.2 Performance; No Default. The Obligors shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Financing Agreements to which they are a party required to be performed or complied with by each of them prior to or on the Effective Date and after giving effect to the deemed issuance of the Letters of Credit on the Effective Date, no Default or Event of Default shall have occurred and be continuing. No Obligor nor any Subsidiary shall have entered into any transaction since April 30, 2011 that would have been prohibited by Section 10 had such Section applied since such date.
Section 4.3 Closing Certificates.
(a) Officer’s Certificate. Each Obligor shall have delivered to the Lender an Officer’s Certificate (or a certificate from a person authorized by the board of directors (or equivalent governing body) of the Obligor to sign documents on behalf of the Obligor in connection with this Agreement), dated the Effective Date, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
(b) Secretary’s or Director’s Certificate. Each Obligor shall have delivered to the Lender a certificate of its Secretary or an Assistant Secretary or a Director (or another appropriate person authorized by the board of directors (or equivalent governing body) of the Obligor to sign documents on behalf of the Obligor in connection with this Agreement), dated the Effective Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Financing Agreements to which it is a party.
Section 4.4 Opinions of Counsel. The Lender shall have received opinions in form and substance reasonably satisfactory to the Lender, dated the Effective Date from (i) Paul, Hastings, Janofsky & Walker LLP, U.S. counsel for the Obligors, (ii) Tonkon Torp LLP, Oregon, counsel for the Obligors, (iii) Dibble Law Offices, South Carolina counsel for the Obligors, (iv) Poore, Roth & Robinson, P.C., Montana counsel for the Obligors, (v) Harney Westwood & Riegels, British Virgin Islands counsel for the Obligors, (vi) Walkers, British Virgin Islands counsel for the Lender, (vii) Piper Alderman, Australian counsel, (viii) WeirFoulds LLP, Ontario, Canadian counsel, (ix) Gerard & Associates, Belgium counsel, (x) Lexton Rechtsanwalte, German counsel, (xi) Baker & McKenzie, Hong Kong counsel, (xii) Boekel De Nerée, Dutch counsel, (xiii) Garrido-Lestache Burdiel Abogados, Spanish counsel, (xiv) Eversheds, English counsel, (xv) Mourant Ozannes, Guernsey counsel, (xvi) Baker & McKenzie, Wong & Leow, Singapore counsel, (xvii) Snell & Wilmer LLP, Arizona counsel, and (xviii) Milbank, Tweed, Hadley & McCloy LLP, English counsel for the Lender, substantially in the respective forms set forth in Exhibits 4.4(a)(i) through 4.4(a)(xviii) and covering such other matters incident to the transactions contemplated hereby as the Lender or its counsel may reasonably request (and the Obligors hereby instruct their counsel to deliver such opinions to the Lender).
Section 4.5 Issuance Permitted By Applicable Law, Etc. On the Effective Date, the Issuing Bank’s obligation to issue Letters of Credit and the Lender’s obligation to make a Cash Draw Facility Loan shall (a) not violate any applicable law or regulation in any applicable jurisdiction, (b) not subject the Lender to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the Effective Date and (c) not be contrary to any sanction or resolution set forth by the United Nations or similar entity that prevents the Lender from conducting business in any applicable jurisdiction. If requested by the Lender, the Lender shall have received an Officer’s Certificate certifying as to such matters of fact as the Lender may reasonably specify to enable the Lender to determine whether such issuance is so permitted.

UTi Worldwide Inc.	Nedbank Facilities Agreement
Section 4.6 [Intentionally Omitted]
Section 4.7 Payment of Fees. Without limiting the provisions of Section 16.1, the Company shall have paid on or before the Effective Date the fees, charges and disbursements of the Lender’s special counsel and British Virgin Islands counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least two Business Day prior to the Effective Date.
Section 4.8 [Intentionally Omitted]
Section 4.9 Changes in Corporate Structure. No Obligor shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5. The debt and equity structure of the Group (and the terms thereof) shall not be materially different than the structure disclosed to the Lender on or prior to the date of the Summary of Terms.
Section 4.10[Intentionally Omitted]
Section 4.11 [Intentionally Omitted]
Section 4.12 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by the Financing Agreements and all documents and instruments incident to such transactions shall be reasonably satisfactory to the Lender and its special counsel, and the Lender and its special counsel in their reasonable discretion shall have received all such counterpart originals or certified or other copies of such documents as the Lender or such special counsel may reasonably request.
Section 4.13 Subsidiary Guarantee Agreement. Each Subsidiary Guarantor shall have executed and delivered (and the Lender shall have received an original copy thereof) the Subsidiary Guarantee Agreement, and the Subsidiary Guarantee Agreement shall be in full force and effect.
Section 4.14 2006 Notes. A portion of the proceeds of the issuance of the 2011 Notes shall be used to pay off in full the 2006 Notes.
Section 4.15 New Global Credit Facilities The Company shall concurrently enter into the agreements referred to in clauses (a) and (b) of the definition of Global Credit Facilities which facilities shall be in full force and effect.
Section 4.16 Approvals. All necessary government, regulatory and third-party approvals necessary in order for the Company and each Subsidiary Guarantor to execute, deliver and perform each Financing Agreement to which they are a party shall have been obtained and the Company shall have delivered evidence thereof reasonably satisfactory to the Lender.

UTi Worldwide Inc.	Nedbank Facilities Agreement
Section 4.17 Solvency Certificate. The Lender shall have received a solvency certificate from the chief financial officer of the Company in form and substance satisfactory to the Issuing Bank.
Section 4.18 No Material Adverse Effect. Since January 31, 2011, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
SECTION 5 REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS
Each Obligor, jointly and severally, represents and warrants to the Lender on each Credit Date that:
Section 5.1 Organization; Power and Authority. Each Obligor is a corporation or other legal entity duly incorporated or organized, validly existing and, where legally applicable, in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation or other legal entity, where applicable, and, where legally applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the corporate (or other organizational) power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Agreements to which it is a party and to perform the provisions hereof and thereof.
Section 5.2 Authorization, Etc. The Financing Agreements to which each Obligor is a party have been duly authorized by all necessary corporate or other entity action on the part of each Obligor, and each Financing Agreement constitutes a legal, valid and binding obligation of each Obligor party thereto enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3 Disclosure. This Agreement, the SEC Reports, and the documents, certificates or other writings delivered to the Lender by or on behalf of the Obligors in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement, the SEC Reports, and such documents, certificates or other writings identified in Schedule 5.3 and financial statements identified in Schedule 5.5 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. As of the Effective Date, any projections and pro forma financial information contained in such materials delivered on or prior to the Effective Date are based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made, it being recognized by the Issuing Bank that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. Except as disclosed in the Disclosure Documents, since January 31, 2011, there has been no change in the financial condition, operations, business, properties or prospects of the Company, or any Subsidiary except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, there is no fact known to any Obligor that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

UTi Worldwide Inc.	Nedbank Facilities Agreement
Section 5.4 Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) As of the Effective Date, Schedule 5.4 contains (except as noted therein) complete and correct lists of each Obligor’s (b) Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by each Obligor and each other Subsidiary and whether such Subsidiary will on the Effective Date be a Subsidiary Guarantor, (ii) Affiliates, other than Subsidiaries, and (iii) directors and senior officers.
(b) All of the outstanding or issued shares of capital stock, shares or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by each Obligor and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by each Obligor or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).
(c) Each Subsidiary (other than the Obligors) identified in Schedule 5.4 is a corporation or other legal entity duly incorporated or organized, validly existing and, where legally applicable, in good standing under the laws of its jurisdiction of incorporation or organization, and is duly qualified as a foreign corporation, where applicable, or other legal entity and, where legally applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other organizational power and authority, as the case may be, to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact except where the failure to have such power or authority could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d) As of the Effective Date, no Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than the 2011 Agreements in effect on the date hereof and the agreements listed on Schedule 5.4 under the heading “Agreements Restricting Dividends” and customary limitations imposed by applicable law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to any Obligor or any of its Subsidiaries that owns outstanding or issued shares of capital stock, shares or similar equity interests of such Subsidiary.

UTi Worldwide Inc.	Nedbank Facilities Agreement
(e) A group structure chart included in Schedule 5.4 shows all members of the Group (and all Joint Ventures and minority interests held by any member of the Group) as of the Effective Date.
(f) Except as set forth on Schedule 5.4 with respect to UTi Inventory Management Solutions Inc., 100% of the issued share capital of each Obligor (other than the Company) is directly or indirectly wholly owned by the Company.
(g) In the case of each borrower or guarantor under the South African Facilities, the group structure chart in Schedule 5.4 shows the shareholders of and their percentage shareholdings in each obligor under the South African Facilities and the shareholders of or partners in such entities as of the Effective Date.
Section 5.5 Financial Statements; Material Liabilities. (a) The Obligors have delivered to the Lender copies of the consolidated financial statements of the Company listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Obligors and their Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with applicable generally accepted accounting principles (which shall be GAAP in the case of the Company) consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnotes). As of the Effective Date, the Obligors and their Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.
Section 5.6 Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by each Obligor of the Financing Agreements to which it is a party will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Obligor or any Subsidiary under, any Material indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, memorandum and articles of association, regulations or by-laws, or any other Material agreement or instrument to which any Obligor or any Subsidiary is bound or by which any Obligor or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any Material order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Obligor or any Subsidiary or (c) violate any provision of any Material statute or other Material rule or regulation of any Governmental Authority applicable to any Obligor or any Subsidiary.
Section 5.7 Governmental Authorizations, Etc. Except as disclosed in Schedule 5.7, as of the Effective Date, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Obligor of the Financing Agreements to which it is a party, including, without limitation, any thereof required in connection with the obtaining of Dollars to make payments under any Financing Agreement and the payment of such Dollars to Persons resident in the United States of America, except for the filing of Form 8 K with the SEC. Except as disclosed in Schedule 5.7, it is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in the Applicable Jurisdiction of any Financing Agreement that any thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax.

UTi Worldwide Inc.	Nedbank Facilities Agreement
Section 5.8 Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of any Obligor, threatened against or affecting any Obligor or any Subsidiary or any property of any Obligor or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(b) No Obligor nor any Subsidiary is (i) in default under any term of any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority (iii) is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16) of any Governmental Authority, which default or violation, individually or in the aggregate, based on the facts known to the Company, could reasonably be expected to have a Material Adverse Effect.
Section 5.9 Taxes. Except as set forth on Schedule 5.9, the Obligors and their Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) for purposes of making this representation on the Effective Date, the amount of which is not individually or in the aggregate Material (or for purposes of making this representation after the Effective Date, the amount that would reasonably be expected to have a Material Adverse Effect) or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which such Obligor or a Subsidiary, as the case may be, has established adequate reserves in accordance with applicable generally accepted accounting principles (which shall be GAAP in the case of the Company). No Obligor knows of any basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of each Obligor and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate.
No liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority of any Applicable Jurisdiction or any political subdivision thereof will be incurred by any Obligor or the Lender as a result of the execution or delivery of the Financing Agreements and, as of the Effective Date, except as specified in Schedule 5.9, no deduction or withholding in respect of Taxes imposed by or for the account of any Applicable Jurisdiction or, to the knowledge of any Obligor, any other Taxing Jurisdiction, is required to be made from any payment by any Obligor under the Financing Agreements except for any such liability, withholding or deduction imposed, assessed, levied or collected by or for the account of any such Governmental Authority of any Applicable Jurisdiction arising out of circumstances described in clause (a), (b) or (c) of Section 13.

UTi Worldwide Inc.	Nedbank Facilities Agreement
Section 5.10 Title to Property; Leases. Each Obligor and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by any Obligor or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business or as otherwise not prohibited hereby), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
Section 5.11 Licenses, Permits, Etc. (a) Each Obligor and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
(b) To the knowledge of each Obligor, no product of such Obligor or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
(c) To the knowledge of each Obligor, there is no Material violation by any Person of any right of such Obligor or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by such Obligor or any of its Subsidiaries.
Section 5.12 Compliance with ERISA; Non-U.S. Plans. (a) Each Obligor and each ERISA Affiliate have operated and administered each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. No Obligor nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that, in either case, would reasonably be expected to result in the incurrence of any such liability by any Obligor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.
(b) As of the Effective Date, the present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. As of the Effective Date, the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of each Obligor’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by more than U.S.$10,000,000 (or its equivalent in any other currency) and the aggregate amount of such excess benefit liabilities for all such Non-U.S. Plans did not exceed U.S.$10,000,000 (or its equivalent in any other currency). The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

UTi Worldwide Inc.	Nedbank Facilities Agreement
(c) Each Obligor and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that individually or in the aggregate is Material.
(d) The expected postretirement benefit obligation (determined as of the last day of each Obligor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of each Obligor and its Subsidiaries is not Material.
(e) The execution and delivery of the Financing Agreements by the Obligors and the issuance of the Letters of Credit for the benefit of the Company hereunder and the Lender’s obligation to make a Cash Draw Facility Loan will not involve any non-exempt transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.
(f) All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by each Obligor and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.
Section 5.13 [Intentionally Omitted]
Section 5.14 Use of Proceeds; Margin Regulations. (a) The Letters of Credit will only (i) consist of the Existing Letters of Credit, each of which shall be deemed to be issued hereunder, and (ii) with respect to new performance-based Letters of Credit issued after the Effective Date for the account of the Company, support the general corporate purposes of the Company and its Subsidiaries, Joint Ventures and entities of which the Company, either directly or indirectly, owns 50% or less of the outstanding equity interests; provided that Letters of Credit will not be outstanding for the benefit of the Joint Ventures and entities of which the Company, either directly or indirectly, owns 50% or less of the outstanding equity interests in an aggregate face amount exceeding $3,000,000 at any time; provided further that for the avoidance of doubt, Letters of Credit will only be available in an aggregate face amount up to the Maximum Draw Amount.

UTi Worldwide Inc.	Nedbank Facilities Agreement
(b) The Company shall apply all amounts borrowed by it under the Cash Draw Facility towards the general corporate purposes of the Group.
(c) The Letters of Credit and Cash Draw Facility Loans hereunder will not be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve any Obligor in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of any Obligor and its Subsidiaries and no Obligor has any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
Section 5.15 Existing Indebtedness; Future Liens. (a) Schedule 5.15 sets forth a complete and correct list of all Indebtedness of (or the commitment to extend credit to) the Obligors and their Subsidiaries other than Indebtedness under this Agreement, the Notes Financing Agreements, the Global Credit Facilities and certain items of Indebtedness which individually are not in excess of U.S.$5,000,000 (or its equivalent in any other currency) and in the aggregate are not in excess of U.S.$15,000,000 (or its equivalent in any other currency), each as of April 30, 2011 (including the principal amount outstanding and collateral therefor, if any, and the Guaranty thereof, if any) since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of such Obligors or their Subsidiaries. No Obligor nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of any Obligor or such Subsidiary and no event or condition exists with respect to any Indebtedness of any Obligor or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment, except for such defaults (other than payment defaults), events or conditions in a single credit facility in an amount less than U.S.$5,000,000 (or its equivalent in any other currency) or under multiple credit facilities which in the aggregate are less than U.S.$15,000,000 (or its equivalent in any other currency) that would not, individually or in the aggregate, have a Material Adverse Effect.
(b) No Obligor nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.5.
(c) Except as set forth in Schedule 5.15, as of the Effective Date, no Obligor nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of such Obligor or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter, memorandum and articles of association or other organizational document) other than this Agreement, the South African Facilities, the Global Credit Facilities and the Notes Financing Agreements, which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of such Obligor.

UTi Worldwide Inc.	Nedbank Facilities Agreement
Section 5.16 Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a “Blocked Person”).
(b) No part of the proceeds from the Cash Draw Facility Loans and Letters of Credit hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Company or indirectly through any Controlled Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person.
(c) To the Company’s actual knowledge, neither the Company nor any Controlled Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has taken reasonable measures appropriate to the circumstances to ensure that the Company and each Controlled Entity is and will continue to be in compliance in all Material respects with all Material applicable current and future Anti-Money Laundering Laws.
(d) No part of the proceeds from the Cash Draw Facility Loans and Letters of Credit hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such act applies to the Obligors. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.
Section 5.17 Status under Certain Statutes. No Obligor nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
Section 5.18 Environmental Matters. (a) No Obligor nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against any Obligor or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

UTi Worldwide Inc.	Nedbank Facilities Agreement
(b) No Obligor nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
(c) No Obligor nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and
(d) All buildings on all real properties now owned, leased or operated by any Obligor or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.
Section 5.19 Ranking of Obligations. The Company’s payment obligations with respect to the Letters of Credit and Cash Draw Facility Loans and the payment obligations of the Subsidiary Guarantors under the Subsidiary Guarantee Agreement rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of such Obligor, as the case may be.
Section 5.20 Obligor Group. Each Subsidiary of the Company which is a borrower or guarantor under the Notes Financing Agreements or the Global Credit Facilities as of the Effective Date is a Subsidiary Guarantor hereunder (subject to release of Guarantors to occur on the Effective Date).
Section 5.21 CASS Reserve. Each member of the Group, that is a party to the CASS Agreement, has timely paid all accounts payable due and owing to CASS in accordance with the terms and provisions of the CASS Agreement, except any such accounts payable which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles in the jurisdiction of incorporation of that member of the Group shall have been set aside on its books and records.
Section 5.22 Labor Matters. (a) As of the Effective Date, no member of the Group is subject to any collective bargaining or similar agreement, other than those companies set out on Schedule 5.22 (Collective Bargaining Agreements).
(b) There are no existing or threatened strikes, slowdowns, lockouts or other similar labor disputes involving any member of the Group that singly or in the aggregate have or are reasonably likely to have a Material Adverse Effect.
(c) Hours worked by and payment made to employees of each member of the Group are not in violation of the United States Fair Labor Standards Act of 1938 (if applicable) or any other applicable law, rule or regulation dealing with such matters, except to the extent such violations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

UTi Worldwide Inc.	Nedbank Facilities Agreement
Section 5.23 Insolvency. As at the Effective Date:
(a) no Obligor, is unable, or is deemed to be unable for the purposes of any applicable law, or admits or has admitted its inability, to pay its debts as and when they fall due or has suspended, or announced an intention to suspend, making payments on any of its debts;
(b) no Obligor, by reason of actual or anticipated financial difficulties has begun negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its Indebtedness;
(c) the value of the assets of the Obligors on a combined basis exceeds the value of their liabilities on a combined basis (including contingent liabilities), and
(d) no moratorium has been declared in respect of any Indebtedness of any Obligor.
SECTION 6 REPRESENTATION OF THE LENDER
The Lender acknowledges that (a) the Company has made available, a reasonable time prior to the date of this Agreement, information and the opportunity to ask questions and receive answers regarding the Obligors and the Letters of Credit and Cash Draw Facility and (b) the Lender has been furnished with such information as the Lender has requested.
SECTION 7 INFORMATION AS TO COMPANY
Section 7.1 Financial and Business Information. The Company shall deliver to the Lender (and for purposes of this Agreement the information required by this Section 7.1 shall be deemed delivered on the date of delivery of such information in the English language or the date of delivery of an English translation thereof):
(a) Quarterly Statements — promptly after the same are available and in any event within 45 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of
(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year-ending with such quarter,

UTi Worldwide Inc.	Nedbank Facilities Agreement
setting forth in each case in comparative form the figures for the corresponding period in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a) as they pertain to consolidated statements; provided further that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and shall have given within the time period required for the delivery of such 10-Q (or 10-K, as the case may be) the Issuing Bank prior notice of such availability on EDGAR in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);
(b) Annual Statements — promptly after the same are available and in any event within 90 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of
(i) A consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and
(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP and accompanied by
(A) an opinion thereon of an independent registered public accounting firm of recognized international standing without any Impermissible Qualification, which opinion shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the companies being reported upon and their consolidated results of operations and cash flows and have been prepared in conformity with GAAP, and that the audit of such registered public accounting firm was performed in accordance with the standards of the Public Accounting Oversight Board (United States), and that such audit provides a reasonable basis for such opinion in the circumstances, and
(B) a report of such registered public accounting firm accountants stating that they have reviewed this Agreement and stating further whether, in connection with their audit, they have become aware of any condition or event that then constitutes a Default or Event of Default or that caused them to believe the Company failed to comply with the terms, conditions, provisions or conditions of Sections 9.15 (until the Release Date with respect to any covenant included therein), 10.3, 10.4, 10.12 and 10.13 in as far as they related to financial and accounting matters, and if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable to the Lender, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default); and

UTi Worldwide Inc.	Nedbank Facilities Agreement
provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, together with the accountants’ report described in clause (B) above (the “Accountants’ Certificate”), shall be deemed to satisfy the requirements of this Section 7.1(b), provided further that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof, in which event the Company shall separately deliver concurrently with such Electronic Delivery, the Accountants’ Certificate;
(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, circular, notice or proxy statement or similar document (including any form of compliance certificate related to the Global Credit Facilities and any consolidation working papers) sent by any Obligor or (so long as the 2009 Note Purchase Agreement remains in effect in the case of a Subsidiary that is not an Obligor) any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by the Lender), and each prospectus and all amendments thereto filed by any Obligor or any Subsidiary with the SEC or any similar Governmental Authority or securities exchange and of all press releases and other statements made available generally by any Obligor to the public concerning developments that are Material; provided that the Company shall be deemed to have made deliveries required under this Section 7.1(c)(ii) if it shall have timely made Electronic Delivery thereof (with notice of such Electronic Delivery to the Lender within 5 Business Days of the filing thereof);
(d) Notice of Default or Event of Default or Litigation or Arbitration —
(i) promptly and in any event within five Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Obligors are taking or propose to take with respect thereto; and
(ii) promptly and in any event within five Business Days after a Responsible Officer becomes aware of any current, threatened or pending litigation, arbitration or administrative proceedings which has or would, if adversely determined, have a Material Adverse Effect, a written notice specifying the details of such litigation, arbitration or administrative proceeding;

UTi Worldwide Inc.	Nedbank Facilities Agreement
(e) Employee Benefit Matters — promptly and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that any Obligor or an ERISA Affiliate proposes to take with respect thereto:
(i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the Effective Date; or
(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Obligor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii) any event, transaction or condition that could result in the incurrence of any liability by any Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or
(iv) receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;
(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to any Obligor or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;
(g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of any Obligor or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of any Obligor to perform its obligations hereunder as from time to time may be reasonably requested by the Lender;
(h) Quarterly Consolidating Working Papers — For so long as Section 9.15 is applicable (with respect to Section 9.12 under the 2009 Note Purchase Agreement), within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year which shall be within 90 days after the end of such fiscal year), copies of unaudited consolidating working papers for each Subsidiary Guarantor providing the information necessary to determine the Obligors’ compliance with Section 9.15 (with respect to Section 9.12 under the 2009 Note Purchase Agreement) hereof;

UTi Worldwide Inc.	Nedbank Facilities Agreement
(i) Certificate of Financial Undertaking — promptly and in any event within 45 days after the second and fourth quarterly fiscal periods of each such fiscal year, a certificate of the chief financial officer or the treasurer of the Company reflecting the contribution of Consolidated EBITDA and the total assets of the Subsidiary Guarantors as of such time (as determined in accordance with GAAP) to the consolidated position of the Company and its Subsidiaries for each such semi-annual period; and
(j) Projections — Within three days of delivery to the Company’s board of directors and in any event no later than May 31st of each year, a consolidated financial forecast for the Company and its Subsidiaries for the following fiscal year and each fiscal year thereafter through the Maturity Date, including forecasted consolidated balance sheets, consolidated statements of income, and shareholders’ equity and cash flows of the Company and its Subsidiaries, which forecast shall state the assumptions used in the preparation thereof.
Section 7.2 Officer’s Certificate. Each set of financial statements delivered to the Lender pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of the chief financial officer or the treasurer of the Company setting forth:
(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Obligors were in compliance with the requirements of Section 9.10, 9.15 (until the Release Date with respect to any covenant included therein), 10.3 through and including 10.6, 10.8, 10.12 and 10.13, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
(b) Event of Default — a statement that such chief financial officer or treasurer of the Company has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Obligors and their Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of any Obligor or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Obligors shall have taken or proposes to take with respect thereto.
Section 7.3 Visitation. The Obligors shall permit the representatives of the Lender:
(a) No Default — if no Default or Event of Default then exists, at the expense of the Lender and upon reasonable prior notice to the Obligors, to visit the principal executive office of the Obligors, to discuss the affairs, finances and accounts of the Obligors and their Subsidiaries with any Obligor’s officers, and (with the consent of the Obligors, which consent will not be unreasonably withheld) their independent public accountants, and (with the consent of the Obligors, which consent will not be unreasonably withheld) to visit the other offices and properties of any Obligor and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

UTi Worldwide Inc.	Nedbank Facilities Agreement
(b) Default — if a Default or Event of Default then exists, at the expense of the Obligors to visit and inspect any of the offices or properties of any Obligor or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Obligors authorize said accountants to discuss the affairs, finances and accounts of the Obligors and their Subsidiaries), all at such times and as often as may be requested.
Section 7.4 Limitation on Disclosure Obligation. The Obligors shall not be required to disclose the following information pursuant to Section 7.1(d)(ii), 7.1(g) or 7.3:
(a) information that the Obligors determine after consultation with counsel qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 21, it would be prohibited from disclosing by applicable law or regulations without making public disclosure thereof; or
(b) information that, notwithstanding the confidentiality requirements of Section 21, the Obligors are prohibited from disclosing by the terms of an obligation of confidentiality contained in any agreement with any non-Affiliate binding upon the Obligors and not entered into in contemplation of this clause (b), provided that the Obligors shall use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made to permit the disclosure of the relevant information and provided further that the Obligors have received a written opinion of counsel confirming that disclosure of such information without consent from such other contractual party would constitute a breach of such agreement.
Promptly after a request therefor from the Lender, the Obligors will provide the Lender with a written opinion of counsel (which may be addressed to the Obligors) relied upon as to any requested information that the Obligors are prohibited from disclosing to the Lender under circumstances described in this Section 7.4.
SECTION 8 [INTENTIONALLY OMITTED]
SECTION 9 AFFIRMATIVE COVENANTS
Each Obligor, jointly and severally, covenants that so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit or provision of Credit Support with respect to all Letters of Credit:
Section 9.1 Compliance with Law. Without limiting Section 10.10, the Obligors will, and will cause each of their Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA PATRIOT Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 9.2 Insurance. The Obligors will, and will cause each of their Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
Section 9.3 Maintenance of Properties. The Obligors will, and will cause each of their Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Obligors or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Obligors have concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.4 Payment of Taxes and Claims. The Obligors will, and will cause each of their Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of any Obligor or any Subsidiary, provided that no Obligor nor any Subsidiary need pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by such Obligor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Obligors or a Subsidiary has established adequate reserves therefor in accordance with applicable generally accepted accounting principles (which shall be GAAP in the case of the Company) on the books of such Obligor or such Subsidiary or (ii) the non-filing and nonpayment of all such taxes, assessments, charges and levies in the aggregate could not reasonably be expected to have a Material Adverse Effect.
Section 9.5 Corporate Existence, Etc.. Except as permitted by Sections 10.7 and 10.8 and not prohibited by the next sentence in the case of any Subsidiary Guarantor, the Obligors will at all times preserve and keep in full force and effect their corporate existence. Except as permitted by Sections 10.7 and 10.8, the Obligors will at all times preserve and keep in full force and effect the existence of each of their Subsidiaries (except that (i) Subsidiaries which are not members of the South African Group may (A) merge into an Obligor and (B) amalgamate with entities that concurrently therewith become Obligors pursuant to Section 9.10 and (ii) Subsidiaries which are members of the South African Group (other than Pyramid Freight BVI) may merge with other members of the South African Group (other than Pyramid Freight BVI)) and all rights and franchises of the Obligors and their Subsidiaries unless, in the good faith judgment of the Obligors, the termination of or failure to preserve and keep in full force and effect such existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

UTi Worldwide Inc.	Nedbank Facilities Agreement
Section 9.6 Books and Records. The Obligors will, and will cause each of their Subsidiaries to, maintain proper books of record and account in conformity with applicable generally accepted accounting principles and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Obligor or such Subsidiary, as the case may be.
Section 9.7 Priority of Obligations. The Obligors will ensure that their payment obligations under the Financing Agreements will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Obligors, including, without limitation, the respective obligations of the Company and the Subsidiary Guarantors under (i) the Notes Financing Agreements, (ii) the Global Credit Facilities and (iii) any other Primary Credit Facility. Notwithstanding the foregoing, in the event that the Company is required to cash collateralize the letters of credit under the Global Credit Facilities, the Company may provide up to U.S.$15,000,000 (or its equivalent in any other currency) as cash collateral to collateralize such letters of credit without providing collateral to the Lender hereunder; provided no Event of Default has occurred or would result from the provision of such cash collateral.
Section 9.8 [Intentionally Omitted]
Section 9.9 Dividend Capture from South Africa. The Obligors will ensure that cash distributions are made to Pyramid Freight BVI in accordance with the general distribution principles applied by the Company in respect of cash distributions made out of South Africa taking into account at any time the requirements of any applicable South African exchange control regulations, the local financial needs of the South African Group and any projected financial requirements of the South African Group.
Section 9.10 Additional Guarantors. (a) The Company will cause any Subsidiary of the Company, whether now owned or hereafter formed or acquired, that becomes a borrower, guarantor or obligor with respect to, or otherwise provides credit support for, any Material Indebtedness, substantially concurrently to become a Subsidiary Guarantor (an “Additional Guarantor”) under the Subsidiary Guarantee Agreement by executing a joinder agreement to this Agreement in the form set out in Part 1 of Exhibit 9.10 (the “Joinder Agreement”) and in any such event the Company will cause such Subsidiary to deliver the relevant documents and evidence listed in Part 2 of Exhibit 9.10.
(b) As from the date of the Joinder Agreement, the relevant Subsidiary shall become an Obligor and Subsidiary Guarantor under this Agreement.
(c) The Company agrees that:
(i) within 10 days following execution of a Joinder Agreement it will provide at least one original and to the Lender a copy of that Joinder Agreement (with evidence as to payment of any applicable stamp duty or similar tax); and

UTi Worldwide Inc.	Nedbank Facilities Agreement
(ii) immediately on execution of any such Joinder Agreement it will provide to the Lender a legal opinion (from legal counsel approved by the Lender acting reasonably) confirming (1) the due execution and delivery of such Joinder Agreement, and the validity and enforceability of the obligations of the relevant Subsidiary Guarantor under such Joinder Agreement and this Agreement subject to such exceptions, assumptions and qualifications as are substantially similar to those delivered with respect to the obligations of the Subsidiary Guarantors as of the Effective Date and (2) such other matters as the Lender may reasonably request so long as such opinions are substantially similar in scope to the opinions delivered in connection with the Effective Date. The Company shall cause such additional Subsidiary Guarantor to deliver such other closing showings as may be reasonably requested by the Lender substantially similar in scope to the closing showings delivered by the original Subsidiary Guarantors on the Effective Date.
Notwithstanding the foregoing, each of (i) the South African Subsidiaries (other than Pyramid Freight BVI to the extent permitted pursuant to Section 23.31 hereunder) to the extent that they do not become an obligor or guarantor under any Global Credit Facility or the Notes Financing Agreements, (ii) UTi Logistics Israel Limited (“UTi Israel”), so long as UTi Israel is not a Wholly-Owned Subsidiary of the Company and to the extent it does not become an obligor or guarantor under any Global Credit Facility or the Notes Financing Agreements, and (iii) any other Subsidiary to the extent it does not become an obligor or guarantor under any Global Credit Facility or the Existing Financing Agreements and to the extent not permitted by applicable law to execute and deliver a Joinder Agreement to become a Subsidiary Guarantor, shall not be required to deliver a Joinder Agreement hereunder.
Section 9.11 Release of Subsidiary Guarantors; Substitution of Subsidiary Guarantors.
(a) Upon notice by the Company to the Lender (which notice shall contain a certification by the Company as to the applicable matters specified below), a Subsidiary Guarantor shall cease to be an Obligor under this Agreement (i) if the Subsidiary Guarantor has been, or will be concurrently, liquidated, dissolved or otherwise disposed of, or otherwise ceases to exist by way of merger or otherwise, in each case to the extent not prohibited by the Financing Agreements or (ii) in connection with the execution and delivery of a Joinder Agreement from a successor Subsidiary and compliance with Section 9.10; provided, that, both immediately before and after giving effect to any such release (and execution and delivery of such Joinder Agreement, if any) no Default or Event of Default shall have occurred and be continuing, or would have existed, on a pro forma basis, if such release (and Joinder Agreement, if any) had been effective as of the end of the most recent fiscal quarter. Notwithstanding anything to the contrary in this Agreement, no Subsidiary Guarantor will be released from its obligations under this Agreement unless concurrently with such release one or more replacement Subsidiary Guarantor or Subsidiary Guarantors are added to this Agreement pursuant to Section 9.10 that (i) have earnings before interest, taxes, depreciation and amortization and total assets no less than those of the Subsidiary Guarantor being released and (ii) are located in jurisdictions reasonably acceptable to the Lender.

UTi Worldwide Inc.	Nedbank Facilities Agreement
(b) If the Lender determines at any time that execution, delivery and performance of any term of this Agreement by any Subsidiary Guarantor or enforcement by the Lender of this Agreement against any Subsidiary Guarantor could adversely affect the Lender or its rights and interests under this Agreement by reason of the effect of the law of any jurisdiction (other than the United States or any jurisdiction within the United States), the Lender and each Obligor agree that such Subsidiary Guarantor shall be relieved, effective as of the date specified by the Lender, of any obligation to honor such term in or obligation under this Agreement, and a replacement Subsidiary Guarantor or Subsidiary Guarantors shall be added to this Agreement pursuant to Section 9.10 that has or have in the aggregate (i) earnings before interest, taxes, depreciation and amortization and (ii) total assets no less than those of the Subsidiary Guarantor being released.
(c) As of the Effective Date, the Lender hereby agrees to release each of the following Subsidiaries as Subsidiary Guarantors under this Agreement: UTi Africa Services Limited, UTi Asia Pacific Limited, UTi Hungary Kft, UTi Ireland Limited, UTi Worldwide (M) Sdn, Bhd., African Investments B.V., UTi (Netherlands) Holdings B.V., UTi (N.A.) Holdings N.V., UTi New Zealand Limited, UTi (Taiwan) Ltd., UTi Logistics (Taiwan) Ltd., UTi, (U.S.) Holdings, Inc., UTi, Services, Inc., UTi Brokerage, Inc., UTi Logistics, Inc., Vanguard Cargo Systems, Inc., Market Logistics Services, Ltd. and Market Industries, Ltd.
Section 9.12 Group Structure. The Company will maintain its group structure in accordance with the group structure chart set forth in Schedule 5.4, except for changes which, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. In no event shall any Subsidiary incorporated in any country other than South Africa be owned directly or indirectly by any member of the South African Group except that special purpose entities formed on terms reasonably satisfactory to the Lender which do not have any Indebtedness with recourse to the Company or any Subsidiary (other than a member of the South African Group or Pyramid Freight BVI) may be owned by a member of the South African Group.
Section 9.13 CASS Agreement. The Company will ensure that all amounts payable under the CASS Agreement are promptly paid when due unless such payment is being diligently contested in good faith by a member of the Group by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles of the relevant member of the Group have been set aside on its books.
Section 9.14 Further Assurances. At any time or from time to time upon the request of the Lender, each Obligor will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Lender may reasonably request in order to effect fully the purposes of the Financing Agreements. In furtherance and not in limitation of the foregoing, each Obligor shall take such actions as the Lender may reasonably request from time to time to ensure that the Obligations are guarantied by the Subsidiary Guarantors.

UTi Worldwide Inc.	Nedbank Facilities Agreement
Section 9.15 Additional Restrictions. If at any time the Company or any Subsidiary Guarantor is a party to or shall enter into any agreement, instrument or other document with respect to any Indebtedness that provides for more than U.S.$15,000,000 (or its equivalent in any other currency) in principal amount of borrowings or availability, including, without limitation, any agreement existing on the Effective Date (a “Reference Agreement”), or any amendment or modification to any such Reference Agreement (or waiver or consent modifying the terms of any Reference Agreement), which Reference Agreement includes financial covenants (whether expressed in ratios or as numerical or dollar thresholds in respect of future financial performance or condition), including such financial covenants which are expressed as “events of default”, in each case which are not otherwise included in this Agreement (herein referred to as “New Covenants”) or which would be more beneficial to the Lender than relevant similar covenants or like provisions contained in this Agreement (herein referred to as “Improved Covenants” and, together with New Covenants, “Additional Covenants”), then such Additional Covenants and all related provisions and definitions shall be deemed incorporated by reference into Section 7.2(a), Section 10 and Section 11(c) of this Agreement, mutatis mutandis, as if set forth fully in this Agreement. The Company shall:
(1) provide a copy of such Additional Covenants and all related provisions and definitions to the Lender promptly upon entering into the Reference Agreement or the relevant amendment or modification thereof (if entered into after the Effective Date), including with such copy a notice to the Lender, provided that the failure of the Company to provide a copy of such Additional Covenants to the Lender shall not adversely affect the automatic incorporation of the Additional Covenants into this Agreement as provided above in this Section 9.15; and
(2) as promptly as possible following delivery of such copy, provide the draft of a statement of incorporation (a “Memorialization”) to be executed by the Company and the Lender, which Memorialization shall set out the terms of the Additional Covenants and related provisions and definitions as incorporated into this Agreement, with all appropriate changes required in connection with incorporating the Additional Covenants mutatis mutandis.
If the Company fails to provide a draft of a Memorialization, then the Lender may produce a draft for the consideration of the Company. Any Memorialization executed and delivered by the Company and by the Lender shall be good and sufficient evidence of the terms of any such Additional Covenant as incorporated into this Agreement, provided that the failure of the Lender and the Company to execute and deliver any Memorialization shall not adversely affect the automatic incorporation of the Additional Covenants into this Agreement as provided above in this Section 9.15.
If (A) any Additional Covenant that has been incorporated herein pursuant to this Section 9.15 is subsequently amended or modified in the relevant Reference Agreement with the effect that such Additional Covenant is made less restrictive on the Company, such Additional Covenant, as amended or modified, shall not be deemed incorporated by reference into this Agreement and (B) any Additional Covenant that has been incorporated herein pursuant to this Section 9.15 is subsequently removed or terminated from the relevant Reference Agreement or the Company and its Subsidiary Guarantors are otherwise no longer required to comply therewith under the relevant Reference Agreement, the Company and its Subsidiaries, beginning on the effective date such Additional Covenant is removed or terminated from the relevant Reference Agreement or the Company and its Subsidiary Guarantors are otherwise no longer required to comply with such Additional Covenant, shall still remain obligated to comply with such Additional Covenant hereunder, in each of cases (A) and (B) above, until such time as the Lender has agreed in their sole discretion to amend, modify, remove or terminate such Additional Covenant to conform to the Reference Agreement.

UTi Worldwide Inc.	Nedbank Facilities Agreement
Notwithstanding the foregoing, the provisions of this Section 9.15 shall not apply to (i) any of the 2009 Covenants for which adjustments are made to this Agreement in accordance with Section 9.16 and (ii) any other credit facilities paid in full and terminated within 10 days of the date of the Closing.
Section 9.16 2009 Notes Covenants. The Company will comply with each 2009 Covenant as in effect on the Effective Date until the Release Date with respect to such 2009 Covenant and such 2009 Covenants and all related definitions shall be deemed incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully in this Agreement.
Section 9.17 “Know Your Customer” checks. If:
(i) The introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Effective Date;
(ii) any change in the status of an Obligor after the Effective Date; or
(iii) a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement in accordance with Section 14.2, obliges the Lender (or, in the case of paragraph (iii) above, any prospective Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Financing Agreements.
Section 9.18 Post-Effective Date Obligations. Within 20 days from Effective Date, or such other date to which the Lender expressly agrees, the Company, on behalf of itself, each Spanish Obligor, and the Lender shall have formalized the ratification of the position of each Spanish Obligor as Subsidiary Guarantors under this Agreement into a public document (escritura pública) for the purposes of article 517, paragraph 2, number 4 of the Spanish Civil Procedural Law (Ley 1/2000 de 7 de enero, Ley de Enjuiciamiento Civil) (the “Civil Procedural Law”) before a Spanish notary public, at the expense of the Company. Within two Business Days from the execution of the notarial deed, the Company shall have supplied to the Lender a copy (primera copia autorizada) of that deed.

UTi Worldwide Inc.	Nedbank Facilities Agreement
SECTION 10 NEGATIVE COVENANTS
Each Obligor, jointly and severally, covenants that so long as any Commitment is in effect and until payment in full of all Obligations and cancellation, expiration or cash collateralization of all Letters of Credit or receipt of Credit Support with respect to all Letters of Credit:
Section 10.1 Transactions with Affiliates. The Obligors will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Obligors or another Subsidiary which is not a member of the South African Group (except for Pyramid Freight BVI with respect to assets which are and remain assets outside of South Africa)), except in the ordinary course and pursuant to the reasonable requirements of such Obligor’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Obligors or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.
Section 10.2 Restricted Payments. (a) Limitation. The Company will not, and will not permit any of its Subsidiaries to at any time, declare or make, or incur any liability to declare or make, any Restricted Payment unless immediately after giving effect to such action no Default or Event of Default would exist. The foregoing restriction shall not apply to (i) payment of Restricted Payments which were declared prior to the existence of any Default or Event of Default, (ii) Restricted Payments paid to the Company or any Wholly-Owned Subsidiary or (iii) Restricted Payments pursuant to agreements entered into to obtain or maintain BBBEE status.
(b) Time of Payment. The Company will not, nor will it permit any of its Subsidiaries to. authorize a Restricted Payment that is not payable within 60 days of authorization.
Section 10.3 Consolidated Total Debt Coverage. The Company will ensure that the ratio of Consolidated Total Debt at any time to Consolidated EBITDA for the Measurement Period then or most recently ended, is not greater than 3.25 to 1.00.
Section 10.4 Priority Debt. The Obligors will not permit Priority Debt at any time to exceed 15% of Consolidated Net Worth determined as of the end of the then most recently ended fiscal quarter.
Section 10.5 Liens. The Obligors will not, and will not permit any of their Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom or assign or otherwise convey any right to receive income or profits, except:
(a) any Lien arising by operation of law (other than in connection with ERISA) and in the ordinary course of business;
(b) Liens for taxes, assessments or other governmental charges or levies which are not yet due and payable or the payment of which is not at the time required by Section 9.4;
(c) attachments, appeal bonds, judgments and other similar Liens for sums not exceeding in aggregate U.S.$5,000,000 (or its equivalent in any other currency) arising in connection with any court or similar proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

UTi Worldwide Inc.	Nedbank Facilities Agreement
(d) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any member of the Group;
(e) any Lien in favor of CASS arising under the CASS Agreement in the ordinary course of business;
(f) any Lien arising as a result of a Capital Lease permitted to exist under Section 10.13 in an amount not to exceed U.S.$90,000,000 (or its equivalent in any other currency) at any one time;
(g) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that (i) any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired and (ii) the aggregate principal amount of all Indebtedness secured by any such Liens shall not, at any time, exceed 15% of Consolidated Tangible Assets;
(h) any Lien comprising a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(i) any Lien in column 11 (Security) of Schedule 5.15 securing Indebtedness otherwise permitted hereunder and any refinancings or renewals thereof;
(j) Liens securing obligations of a Subsidiary (other than a member of the South African Group or Pyramid Freight BVI) to the Company or to another Subsidiary (other than a member of the South African Group or Pyramid Freight BVI) and Liens securing obligations of a member of the South African Group or Pyramid Freight BVI (to the extent that such Liens attach only to assets located in South Africa) to another member of the South African Group or Pyramid Freight BVI;
(k) any Lien constituted by the Cession in Security Agreement and, in respect of any Subsidiary formed under the laws of New Zealand, any “security interest” as defined in section 17(1)(b) of the Personal Property Securities Act 1999 (NZ) which does not secure payment or performance of any obligation;
(l) any Lien on an asset, or an asset of any person, acquired by a member of the Group after the Effective Date; provided that (i) the aggregate amount covered by any such Lien does not exceed U.S.$10,000,000 (or its equivalent in any other currency) at any time, (ii) such Lien is only in place for the period of six (6) months from the date of acquisition and (iii) the principal amount secured by that Lien has not been incurred or increased in contemplation of, or since, the acquisition;
(m) any arrangement constituted by retention of title in connection with the acquisition of goods from a supplier provided the goods are acquired in the ordinary course of business on the normal commercial terms of the supplier, which terms must not provide for retention of title when all goods supplied have been paid for in full; and

UTi Worldwide Inc.	Nedbank Facilities Agreement
(n) if and so long as on the date such Liens are granted no Default or Event of Default exists hereunder or would result hereunder, including, without limitation, under Section 10.4, Liens securing Indebtedness of the Company or any Subsidiary in addition to those described in clauses (a) through (m) above.
For the purposes of this Section 10.5, any Person becoming a Subsidiary after the Effective Date shall be deemed to have incurred all of its then outstanding Liens at the time it becomes a Subsidiary, and any Person extending, renewing or refunding any Indebtedness secured by any Lien shall be deemed to have incurred such Lien at the time of such extension, renewal or refunding.
Notwithstanding the foregoing or any other provision of this Agreement, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume-or permit to exist (upon the happening of a contingency or otherwise) any Lien on any assets of the Company or any Subsidiary securing any Primary Credit Facility except as set forth in the second sentence of Section 9.7, unless the Obligations hereunder are also| concurrently equally and ratably secured pursuant to documentation, including, without limitation, an intercreditor agreement, reasonably satisfactory to the Lender.
Section 10.6 Subsidiary Indebtedness. In addition to and not in limitation of any other applicable restrictions herein, including Sections 10.3 and 10.4, the Company will not, at any time, permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness other than:
(a) Indebtedness of members of the South African Group (other than Pyramid Freight BVI) not to exceed 800,000,000 South African Rand (or its equivalent in any other currency) at any time; and Indebtedness consisting solely of put rights or mandatorily redeemable interests with respect to equity issued by any member of the South African Group to enable such Subsidiary to maintain BBBEE status;
(b) any unsecured Indebtedness of any Subsidiary Guarantor consisting of direct obligations or Guaranties;
(c) Indebtedness of any Subsidiary of the Company (other than a member of the South African Group or Pyramid Freight BVI) in an aggregate amount not to exceed U.S.$60,000,000 (or its equivalent in any other currency) at any time;
(d) Indebtedness incurred under any Capital Lease permitted to exist under Section 10.13 in an amount not to exceed U.S.$90,000,000 (or its equivalent in any other currency) at any one time;
(e) Indebtedness of a Subsidiary (other than a member of the South African Group or Pyramid Freight BVI) owed to an Obligor or a Wholly-Owned Subsidiary (other than a member of the South African Group or Pyramid Freight BVI);
(f) Indebtedness owed by a member of the South African Group or Pyramid Freight BVI to another member of the South African Group or Pyramid Freight BVI;

UTi Worldwide Inc.	Nedbank Facilities Agreement
(g) unsecured Indebtedness of any Subsidiary (other than a member of the South African Group or Pyramid Freight BVI) owed to a member of the South African Group or Pyramid Freight BVI, so long as such Indebtedness is contractually subordinated to such Subsidiary Guarantors’ obligations hereunder on terms reasonably satisfactory to the Lender;
(h) unsecured Indebtedness of a member of the South African Group or Pyramid Freight BVI owed to the Company or a Subsidiary (other than a member of the South African Group or Pyramid Freight BVI) in an amount not to exceed the lesser of (i) until the Release Date as a result of the circumstances set forth in clause (b) thereof, the amount permitted under the 2009 Note Purchase Agreement or (ii) U.S.$10,000,000 (or its equivalent in any other currency);
(i) secured Indebtedness of any Subsidiary to the extent that the Lien securing such Indebtedness would be permitted pursuant to Section 10.5(g) or 10.5(h);
(j) Indebtedness under earnout arrangements in an aggregate amount of up to U.S.$65,000,000 (or its equivalent in any other currency) at any one time to the extent such indebtedness remains contingent in accordance with the terms of the earnout arrangements;
(k) any Indebtedness incurred under the Financing Agreements;
(l) existing Indebtedness in an amount not to exceed U.S.$55,000,000 of Pyramid Freight BVI to Goddard Company Limited; and
(m) Indebtedness of a Subsidiary in addition to that otherwise permitted by the foregoing provisions, provided that on the date such Subsidiary incurs or otherwise becomes liable with respect to any such Indebtedness, and immediately after giving effect to the incurrence thereof, no Default or Event of Default exists hereunder, including, without limitation, under Section 10.4.
For the purpose of this Section 10.6, any Person becoming a Subsidiary after the Effective Date shall be deemed, at the time it becomes such a Subsidiary, to have incurred all of its then outstanding Indebtedness.
Section 10.7 Merger, Consolidation, Etc. The Company will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:
(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation, limited liability company or other legal entity organized and existing under the laws of the United States or any State thereof (including the District of Columbia) or any other Permitted Jurisdiction, and, if the Company is not such corporation, limited liability company or other legal entity, (i) such corporation, limited liability company or other legal entity shall have executed and delivered to the Lender its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and (ii) such corporation, limited liability company or other legal entity shall have caused to be delivered to the Lender an opinion of internationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Lender, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

UTi Worldwide Inc.	Nedbank Facilities Agreement
(b) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.
No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation, limited liability company or other legal entity that shall theretofore have become such in the manner prescribed in this Section 10.7 from its liability under this Agreement.
Section 10.8 Sale of Assets. Except as permitted by Section 10.7, the Obligors will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively, a “Disposition”), any assets, including capital stock of Subsidiaries, in one or a series of transactions, to any Person, other than:
(a) Dispositions in the ordinary course of business;
(b) Dispositions by a Subsidiary to the Company or a Wholly-Owned Subsidiary which is not a member of the South African Group or Pyramid Freight BVI and Dispositions by a Subsidiary which is a member of the South African Group to a Subsidiary which is a member of the South African Group or Pyramid Freight BVI;
(c) Dispositions not otherwise permitted by clause (a) or (b) of this Section 10.8, provided that (i) the aggregate net book value of all assets so disposed of in any twelve-month period pursuant to this Section 10.8(c) does not exceed 10% of Consolidated Total Assets as of the last day of the most recently ended fiscal quarter and (ii) after giving effect to such transaction, no Default or Event of Default shall exist; and
(d) Dispositions of stock or other interests or securities, by way of merger or otherwise, of a member of the South African Group to another Person in order to obtain or maintain BBBEE status.
The Obligors may, or may permit a Subsidiary to, make a Disposition and the assets subject to such Disposition shall not be subject to or included in the foregoing limitation and computation contained in clause (c)(i) of the preceding sentence if:
(A) (x) in the case of a Disposition by a Person who is not a member of the South African Group, the net proceeds from such Disposition are reinvested in productive assets to be used in the existing business of the Company or a Subsidiary which is not (i) a member of the South African Group or (ii) Pyramid Freight BVI (to the extent such assets are in South Africa) and (y) in the case of a Disposition by a Person who is a member of the South African Group, the net proceeds from such Disposition are reinvested in productive assets to be used in the existing business of the Company or a Subsidiary; or

UTi Worldwide Inc.	Nedbank Facilities Agreement
(B) (x) in the case of a Disposition by a Person who is not a member of the South African Group, the net proceeds from such Disposition are applied to the payment or prepayment of Senior Indebtedness (other than Senior Indebtedness in respect of any revolving credit or similar credit facility providing the Company or any Subsidiary with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Senior Indebtedness the available credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of Senior Indebtedness) and (y) in the case of a Disposition by a Person who is a member of the South African Group, the net proceeds from such Disposition are applied to the payment or prepayment of Indebtedness of the Company or any Subsidiary owing to any Person that is not a Subsidiary or Affiliate and which is not expressed to be junior or subordinate to any other Indebtedness of the Company or Subsidiary (other than Indebtedness in respect of any revolving credit or similar facility except to the extent that such facility is permanently reduced).
For purposes of the foregoing clauses (A) and (B), to the extent that the assets that are disposed of are assets owned by a Person other than a member of the South African Group or Pyramid Freight BVI, the proceeds of such Disposition shall only be applied to acquire assets, or prepay debt of, an Obligor or a Subsidiary which is not a member of the South African Group or Pyramid Freight BVI.
Notwithstanding the foregoing, at the time of any Disposition and after giving effect thereto, in no event shall Consolidated Total Assets of the Company and its Subsidiaries (other than the South African Group and Pyramid Freight BVI) constitute less than 50% of Consolidated Total Assets.
Section 10.9 Line of Business. The Obligors will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Obligors and their Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Obligors and their Subsidiaries, taken as a whole, are engaged on the Effective Date.
Section 10.10 Terrorism Sanctions Regulations. The Company will not and will not permit any Controlled Entity to (a) become a Blocked Person or (b) have any investments in or engage in any dealings or transactions with any Blocked Person if such investments, dealings or transactions would cause the Lender to be in violation of any laws or regulations that are applicable to the Lender.
Section 10.11 Subsidiaries in South Africa. No Subsidiary of the Company incorporated in South Africa may become an obligor or guarantor under the Global Credit Facilities or Notes Financing Agreements. Neither the Company nor any Subsidiary of the Company (other than the South African Group (exclusive of Pyramid Freight BVI)) may become an obligor or guarantor under the South African Facilities. Except as permitted by Section 10.6 or otherwise outstanding on the Effective Date, the Obligors will not at any time have any Indebtedness outstanding which is owed to a member of the South African Group or Pyramid Freight BVI.

UTi Worldwide Inc.	Nedbank Facilities Agreement
Section 10.12 Minimum Debt Service Ratio. The Company will not permit the Debt Service Ratio to be, as of the end of any Measurement Period, less than 2.50 to 1.00.
Section 10.13 Capital Leases. Capital Leases of the Company and its Subsidiaries will not, at any time, exceed in the aggregate (i) U.S.$90,000,000 (or its equivalent in any other currency) plus (ii) at all times after the later to occur of June 30, 2012 or the Release Date pursuant to clause (b) of the definition thereof, such amounts as the Company and its Subsidiaries are permitted to have outstanding pursuant to Section 10.4 hereof.
Section 10.14 No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Disposition and (b) restrictions in the Financing Agreements, any agreements evidencing the Global Credit Facilities, the 2009 Note Purchase Agreement, the Notes Financing Agreements, the agreements evidencing Indebtedness listed on Schedule 5.15 by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) no Obligor shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired to the extent it would prohibit the granting of a lien required by Section 3.5 or Section 9.7 hereof.
Section 10.15 Fiscal Year. The Obligors will not and will not permit any Subsidiary to change its fiscal year end from January 31.
SECTION 11 EVENTS OF DEFAULT
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a) any Obligor defaults in the payment of any reimbursement obligation with respect to any Letter of Credit when the same becomes due and payable or the principal amount of any Cash Draw Facility Loan when the same becomes due and payable, whether at maturity or by declaration or otherwise; or
(b) any Obligor defaults in the payment of any interest, any commitment fee or any fee with respect to any Letter of Credit, any Cash Draw Facility Loan or any amount payable pursuant to Section 13 or otherwise pursuant to this Agreement for more than five Business Days after the same becomes due and payable; or
(c) (i) any Subsidiary Guarantor defaults in the performance of or compliance with any term contained in Section 23, or (ii) any Obligor defaults in the performance of or compliance with any term contained in Section 7.1(d) or Sections 9.16, 10.2 through and including 10.8, 10.12 and 10.13; or

UTi Worldwide Inc.	Nedbank Facilities Agreement
(d) any Obligor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) any Obligor receiving written notice of such default from the Lender (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
(e) any representation or warranty made in writing by or on behalf of any Obligor or by any officer of any Obligor in any Financing Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or
(f) (i) any Obligor or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least U.S.$10,000,000 (or its equivalent in the relevant currency of payment) until such time as the 2009 Note Purchase Agreement has been terminated and U.S.$15,000,000 (or its equivalent in the relevant currency of payment) at all times thereafter beyond any period of grace provided with respect thereto, or (ii) any Obligor or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least U.S.$10,000,000 (or its equivalent in the relevant currency of payment) until such time as the 2009 Note Purchase Agreement has been terminated and U.S.$15,000,000 (or its equivalent in the relevant currency of payment) at all times thereafter or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) any Obligor or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least U.S.$10,000,000 (or its equivalent in the relevant currency of payment) until such time as the 2009 Note Purchase Agreement has been terminated and U.S.$15,000,000 (or its equivalent in the relevant currency of payment) at all times thereafter, or (y) one or more Persons have the right to require any Obligor or any Subsidiary so to purchase or repay such Indebtedness other than (in the case of each of clauses (i) through (iii) immediately above) Indebtedness consisting of Capital Leases if the non-payment of such Indebtedness has resulted from the loss of the asset which is subject to the Capital Lease to the extent the obligations under that Capital Lease are covered by insurance; or
(g) any Obligor or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, winding-up, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, winding-up, moratorium or other similar law of any jurisdiction, (iii) makes an assignment, composition or arrangement for the benefit of its creditors, (iv) consents to the appointment of a liquidator, custodian, receiver, administrative receiver or administrator, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

UTi Worldwide Inc.	Nedbank Facilities Agreement
(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Obligor or any of its Significant Subsidiaries, a liquidator, custodian, receiver, administrative receiver or administrator, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its assets or property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of any Obligor or any of its Significant Subsidiaries, or any such petition shall be filed against any Obligor or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or
(i) any event occurs with respect to any Obligor or any Significant Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or (h), including but not limited to, (x) a Dutch Obligor being declared bankrupt (failliet verklaard) or dissolved (ontbonden), (y) a redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire under Articles L.620-1 et seq. of the French Commercial Code and (z) a winding-up, administration or dissolution (and each of those terms) and including insolvency proceedings (Insolvenzverfahren) in Germany, provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or (h); or
(j) a final judgment or judgments for the payment of money aggregating in excess of U.S.$50,000,000 (or its equivalent in the relevant currency of payment) are rendered against one or more of any Obligor and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
(k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Obligor or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the sum of (x) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, plus (y) the amount (if any) by which the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, shall exceed U.S.$50,000,000 (or its equivalent in any other currency), (iv) any Obligor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) any Obligor or any ERISA Affiliate withdraws from any Multiemployer Plan, (vi) any Obligor or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor or any Subsidiary thereunder, (vii) any Obligor or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up or (viii) any Obligor or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (viii) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect; or

UTi Worldwide Inc.	Nedbank Facilities Agreement
(l) an Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company other than as permitted hereunder; or
(m) a Material Adverse Effect has occurred; provided that in the event that the Company fails to comply with clause (b) or (c) of the definition of “Material Adverse Effect” with respect to a Subsidiary Guarantor, the Company shall have the right, until thirty calendar days after obtaining knowledge of the occurrence of such event, to cure such failure by providing one or more replacement Subsidiary Guarantors in accordance with Section 9.10 and such Material Adverse Effect shall not be a Default or Event of Default until such 30 calendar day period has expired without cure; or
(n) a Change of Control shall occur.
As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.
SECTION 12 REMEDIES ON DEFAULT, ETC.
Section 12.1 Acceleration. If an Event of Default with respect to any Obligor described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred or if any other Event of Default has occurred and is continuing, the Lender may, at any time at its option, by notice to the Company, declare:
(i) all of the Obligors’ liabilities and obligations hereunder shall become immediately due and payable without any election or action on the part of the Lender, (ii) the Commitments shall immediately terminate and (iii) sufficient Credit Support shall be provided to the Lender pursuant to Section 3.5 with respect to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit) shall immediately become due and payable and held in accordance with Section 3.5, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Obligor. Upon any such termination of a Letter of Credit outstanding hereunder, the Lender shall be unconditionally and irrevocably released from any and all obligations thereunder without any further action by the Lender, the beneficiary, the Obligor or any other Person.

UTi Worldwide Inc.	Nedbank Facilities Agreement
Section 12.2 Other Remedies If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Letters of Credit or any Cash Draw Facility Loan have become or have been declared immediately due and payable under Section 12.1, the Lender at the time outstanding may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any other Financing Agreement, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
Section 12.3 [Intentionally Omitted]
Section 12.4 No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of the Lender in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice the Lender’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or any other Financing Agreement upon the Lender thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the Lender on demand such further amount as shall be sufficient to cover all costs and expenses of the Lender incurred in any enforcement or collection under this Section 12, including, without limitation, attorneys’ fees, expenses and disbursements.
Section 12.5 Executive Proceedings in Spain. (a) At the discretion of the Lender, the ratification of the position of each Spanish Obligor as Subsidiary Guarantors under this Agreement shall be formalized into a Spanish public document (escritura pública), so that it has the status of a notarial document of loan for all purposes contemplated in Article 517, paragraph 2, number 4 of the Civil Procedural Law.
(b) Upon enforcement, the sum payable by any Spanish Obligor shall be the total aggregate amount of the entries made of the accounts maintained by the Lender pursuant to Section 3.7. For the purposes of Articles 571 et seq. of the Civil Procedural Law, the Obligors and the Lender expressly agrees that such balances shall be considered as due, liquid and payable and may be claimed pursuant to the same provisions of such law.
(c) For the purposes of Articles 571 et seq. of the Civil Procedural Law, it is expressly agreed by the Obligors and the Lender that the determination of the debt to be claimed through the executive proceedings shall be effected by the Lender by means of the appropriate certificate evidencing the balances shown in the relevant account(s) referred to in paragraph (b) above. By virtue of the foregoing, to exercise executive action by the Lender it will be sufficient to deliver (i) an original notarial first or authentic copy of this Agreement, (ii) the notarial document (acta notarial) which incorporates the certificate issued by the Lender of the amount due by any Spanish Obligor including an excerpt of the credits and debits, including the interest applied, which appear in the relevant account(s) referred to in paragraph (b) above, evidencing that the determination of the amounts due and payable by the Spanish Obligor has been calculated as agreed in this Agreement and that such amounts coincide with the balance of such accounts, and (iii) a notarial document (acta notarial) evidencing that the Obligors have been served notice of the amount that is due and payable.

UTi Worldwide Inc.	Nedbank Facilities Agreement
(d) The amount of the balances so established shall be notified to the Obligors in an attestable manner at least three days in advance of exercising the executive action set out in paragraph (c) above.
(e) The Spanish Obligors hereby expressly authorize the Lender to request and obtain certificates and documents, including second or further copies of the deed in which the ratification of the position of the Spanish Obligors as Subsidiary Guarantors under this Agreement is formalized, issued by the notary who has formalized the ratification of the position of the Spanish Obligors as Subsidiary Guarantors under this Agreement in order to evidence its compliance with the entries of his registry-book and the relevant entry date for the purpose of Article 517, paragraph 2, number 4 of the Civil Procedural Law. The cost of such certificates and documents will be for the account of the Obligors.
SECTION 13 TAX INDEMNIFICATION
All payments whatsoever under the Financing Agreements will be made by the Obligors in currency of the United States of America in which the underlying obligation was borrowed free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.
If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by any Obligor under the Financing Agreements, the Obligors will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to the Lender such additional amounts as may be necessary in order that the net amounts paid to the Lender pursuant to the terms of the Financing Agreements after such deduction, withholding or payment (including, without limitation, any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to the Lender under the terms of the Financing Agreements before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:
(a) any Tax that would not have been imposed but for the existence of any present or former connection between the Lender (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, the Lender, if the Lender is an estate, trust, partnership or corporation or any Person other than the Lender to whom the Letters of Credit, the Cash Draw Facility Loan or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Letter of Credit, the Cash Draw Facility Loan or the receipt of payments thereunder or in respect thereof, including, without limitation, the Lender (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for an Obligor, after the Effective Date, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement are made to, the Taxing Jurisdiction imposing the relevant Tax;

UTi Worldwide Inc.	Nedbank Facilities Agreement
(b) any Tax that would not have been imposed but for the delay or failure by the Lender (following a written request by an Obligor) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by the Lender to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing of such Forms would not (in the Lender’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on the Lender or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by the Lender, and provided further that the Lender shall be deemed to have satisfied the requirements of this clause (b) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of an Obligor no later than 60 days after receipt by the Lender of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); or
(c) any combination of clauses (a) and (b) above;
and provided further that in no event shall the Obligors be obligated to pay such additional amounts (i) to the Lender if the Lender is not resident for tax purposes (and does not have a permanent establishment subject to corporation tax with which its participation in the Financing Agreements is effectively connected) in the United Kingdom and is not resident for tax purposes (and does not have a permanent establishment subject to corporation tax with which its participation in the Financing Agreements is effectively connected) in any other jurisdiction in which the original Lender is resident (or has a permanent establishment with which its participation in the Financing Agreements is effectively connected) for tax purposes on the Effective Date (the “Original Jurisdiction”) in excess of the amounts that the Obligors would be obligated to pay if the Lender had been resident for tax purposes (or had a permanent establishment subject to corporation tax with which its participation in the Financing Agreements was effectively connected) in the United Kingdom or the Original Jurisdiction, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United Kingdom or the Original Jurisdiction, as applicable, and the relevant Taxing Jurisdiction, or (ii) to the Lender registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and the Obligors shall have given timely notice of such law or interpretation to the Lender.
The Lender agrees, subject to the limitations of clause (b) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by an Obligor all such forms, certificates, documents and returns provided to the Lender by such Obligor (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of the Lender in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United Kingdom or the Original Jurisdiction and such Taxing Jurisdiction and (y) provide an Obligor with such information with respect to the Lender as such Obligor may reasonably request in order to complete any such Forms, provided that nothing in this Section 13 shall require the Lender to provide information with respect to any such Form or otherwise if in the opinion of the Lender such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to the Lender, and provided further that the Lender shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by the Lender to an Obligor or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of an Obligor (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of all or a portion of its rights and obligations under this Agreement, at least 90 days prior to the relevant interest payment date.

UTi Worldwide Inc.	Nedbank Facilities Agreement
On or before the Effective Date, the Company will furnish the Lender with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed in the British Virgin Islands pursuant to clause (b) of the first paragraph of this Section 13, if any, and in connection with the transfer of the Lender’s obligation to issue Letters of Credit and/or make Cash Draw Facility Loans hereunder the Company will furnish the transferee of the Lender’s obligation to issue Letters of Credit and/or make Cash Draw Facility Loans hereunder with copies of any Form and English translation then required.
If any payment is made by an Obligor to or for the account of the Lender after deduction for or on account of any Taxes, and increased payments are made by such Obligor pursuant to this Section 13, then, if the Lender at its sole discretion determines that it has received or been granted a refund of such Taxes, the Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to such Obligor such amount as the Lender shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the Lender to arrange its tax affairs in whatever manner it thinks fit and, in particular, the Lender shall not be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in clause (b) above) oblige the Lender to disclose any information relating to its tax affairs or any computations in respect thereof.
The Obligors will furnish the Lender, promptly and in any event within 60 days after the date of any payment by an Obligor of any Tax in respect of any amounts paid under the Financing Agreements, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of an Obligor, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by the Lender.
If an Obligor is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which such Obligor would be required to pay any additional amount under this Section 13, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the Lender, and the Lender pays such liability, then such Obligor will promptly reimburse the Lender for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by such Obligor) upon demand by the Lender accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

UTi Worldwide Inc.	Nedbank Facilities Agreement
If an Obligor makes payment to or for the account of the Lender and the Lender is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then the Lender shall, as soon as practicable after receiving written request from such Obligor (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by the Obligors, subject, however, to the same limitations with respect to Forms as are set forth above.
The obligations of the Obligors under this Section 13 shall survive the payment in full of all amounts payable under this Agreement and the other Financing Agreements and cancellation or expiration of all Letters of Credit, or provision of Credit Support with respect to all Letters of Credit and the provisions of this Section 13 shall also apply to successive transferees of all or a portion of the Lender’s rights and obligations under this Agreement.
SECTION 14 ASSIGNMENT
Section 14.1 [Intentionally Omitted]
Section 14.2 Assignment. No Obligor’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Obligor without the prior written consent of the Lender, unless substitution is permitted by Section 9.11. The Lender may assign all or a portion of its rights and obligations under this Agreement and/or sell or otherwise, with the prior written consent of the Company (such consent not to be unreasonably withheld or delayed and such consent deemed to have been granted in the case of “Permitted Assignees”), dispose of all or a portion of any of its claims in any case, proceeding or other action commenced by or against the Obligors under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it or seeking to adjudicate it a bankrupt or insolvency, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts. Notwithstanding anything in this Agreement to the contrary, in the event that Nedbank (or any successor Lender) assigns all or part of the LC Commitment and/or the Cash Draw Facility Commitment resulting in more than one person acting in the capacity as Lender hereunder, all references to “Lender” shall mean all Lenders (including Issuing Bank(s)) acting jointly.
Section 14.3[Intentionally Omitted]
Section 14.4[Intentionally Omitted]

UTi Worldwide Inc.	Nedbank Facilities Agreement
SECTION 15 PAYMENTS GENERALLY
Section 15.1 Place of Payment. Payments made hereunder shall be made in London, England at the principal office of Nedbank.
Section 15.2 [Intentionally Omitted]
Section 15.3 Set-off. The Lender may set off any matured obligation owed to it by an Obligor under the Financing Agreements (to the extent beneficially owned by the Lender) against any obligation (whether or not matured) owed by the Lender to an Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
SECTION 16 EXPENSES, ETC.
Section 16.1 Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Obligors will pay all costs and expenses (including attorneys’ fees of one special counsel and, if reasonably required by the Lender, local or other counsel) incurred by the Lender in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of any Financing Agreement (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under any Financing Agreement or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Financing Agreement, or by reason of being an Lender, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of any Obligor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated by any Financing Agreement. The Company will pay, and will save the Lender harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders.
Section 16.2 Indemnification. (a) The Company shall indemnify the Lender, and each such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any outside counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Financing Agreements or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Letter of Credit, any Cash Draw Facility Loans or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Obligor, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.

UTi Worldwide Inc.	Nedbank Facilities Agreement
(b) Without duplication of any obligation of the Company under Section 16.2(a), in addition to amounts payable as provided herein, the Company hereby agrees to protect, indemnify, pay and save harmless the Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) that the Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or the making of any Cash Draw Facility Loans by the Lender, other than as a result of (1) the bad faith, gross negligence or willful misconduct of the Lender or (2) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
(c) Any Indemnitee may rely on this Section 16.2, subject to Section 24.7 and the provisions of the Third Parties Act.
Section 16.3 Certain Taxes. Each Obligor agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement, the Subsidiary Guarantee Agreement or the execution and delivery (but not the assignment or transfer) or the enforcement of any of the Obligations in any Applicable Jurisdiction or in any jurisdiction where an Obligor is organized or where an Obligor has assets or of any amendment of, or waiver or consent under or with respect to, any Financing Agreement, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Obligors pursuant to this Section 16 or any other tax of a similar nature which might be chargeable, and will save the Lender to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Obligors hereunder.
Section 16.4 Survival. The obligations of the Obligors under this Section 16 will survive the payment or transfer of all or a portion of the Lender’s rights and obligations under this Agreement, the enforcement, amendment or waiver of any provision of any Financing Agreement, and the termination of any Financing Agreement.
SECTION 17 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT
All representations and warranties contained herein shall survive the execution and delivery of the Financing Agreements, the purchase or transfer by the Lender or portion thereof or interest therein and the payment with respect to the Letters of Credit and the Cash Draw Facility Loans, and may be relied upon by any subsequent Lender, regardless of any investigation made at any time by or on behalf of the Lender. All statements contained in any certificate or other instrument delivered by or on behalf of any Obligor pursuant to any Financing Agreement shall be deemed representations and warranties of such Obligor under such Financing Agreement. Subject to the preceding sentence, the Financing Agreements embody the entire agreement and understanding between the Lender and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

UTi Worldwide Inc.	Nedbank Facilities Agreement
SECTION 18 AMENDMENT AND WAIVER
Section 18.1 Requirements. This Agreement and the other Financing Agreements may be amended, and the observance of any term hereof or of any other Financing Agreement may be waived (either retroactively or prospectively), with (and only with) the written consent of the Obligors and the Lender.
Section 18.2 Solicitation of Lender. The Company will provide the Lender (irrespective of the amount of Letters of Credit then issued or Cash Draw Facility Loans made by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable the Lender to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of any other Financing Agreement. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to the Lender promptly following the date on which it is executed and delivered by, or receives the consent or approval of the Lender.
Section 18.3 Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 18 is binding upon the Lender and upon each future Lender and upon the Obligors. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Obligors and any Lender nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of the Lender. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
Section 18.4[Intentionally Omitted]
SECTION 19 NOTICES; ENGLISH LANGUAGE
All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized international commercial delivery service (charges prepaid), or (b) by a recognized international commercial delivery service (with charges prepaid). Any such notice must be sent:
(i) if to the Lender or its nominee, to the Lender or nominee at the address specified for such communications in Schedule A, or at such other address as the Lender or nominee shall have specified to the Company in writing, or
(ii) if to any Obligor, to the Company at its address set forth at the beginning hereof to the attention of Lawrence R. Samuels, Chief Financial Officer, or at such other address as the Company shall have specified to the Lender in writing; provided that notices pursuant to Section 3.2 shall be sent to the address provided therein.
Notices under this Section 19 will be deemed given only when actually received.

UTi Worldwide Inc.	Nedbank Facilities Agreement
Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Agreement shall be in English or accompanied by an English translation thereof.
This Agreement and the other Financing Agreements have been prepared and signed in English and the parties hereto agree that the English version hereof and thereof (to the maximum extent permitted by applicable law) shall be the only version valid for the purpose of the interpretation and construction hereof and thereof notwithstanding the preparation of any translation into another language hereof or thereof, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in an Applicable Jurisdiction or in any jurisdiction where an Obligor is organized or where an Obligor has assets or any other jurisdiction in respect hereof or thereof.
SECTION 20 REPRODUCTION OF DOCUMENTS
This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Lender on the Effective Date, and (c) financial statements, certificates and other information previously or hereafter furnished to the Lender, may be reproduced by the Lender by any photographic, photostatic, electronic, digital or other similar process and the Lender may destroy any original document so reproduced. The Obligors agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Lender in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit the Obligors from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
SECTION 21 CONFIDENTIAL INFORMATION
For the purposes of this Section 21, “Confidential Information” means information delivered to the Lender by or on behalf of any Obligor or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by the Lender as being confidential information of such Obligor or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to the Lender prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Lender or any person acting on the Lender’s behalf, (c) otherwise becomes known to the Lender other than through disclosure by such Obligor or such Subsidiary or (d) constitutes financial statements delivered to the Lender under Section 7.1 that are otherwise publicly available. The Lender will maintain the confidentiality of such Confidential Information in accordance with procedures it has adopted in good faith to protect confidential information of third parties delivered to it, provided that the Lender may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees and attorneys (to the extent such disclosure reasonably relates to the Letters of Credit, and/or the Cash Draw Facility Loans and the obligations of the

UTi Worldwide Inc.	Nedbank Facilities Agreement
Lender hereunder), and provided the Lender advises such Person of the confidential nature of such information, (ii) its financial advisors, other professional advisors, agents and affiliates who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any assignee with respect to the Lender’s obligations hereunder (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (iv) any Person from which it offers to purchase any security of an Obligor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any federal or state regulatory authority having jurisdiction over the Lender, (vi) the NAIC or any similar organization, or any nationally recognized rating agency that requires access to information about the Lender’s investment portfolio, or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to the Lender, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which the Lender is a party or (z) if an Event of Default has occurred and is continuing, to the extent the Lender may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Agreement and the other Financing Agreements. The Lender will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to the Lender of information required to be delivered to it under this Agreement or requested by it (other than the Lender or its nominee), the Lender will enter into an agreement with the Company embodying the provisions of this Section 21.
SECTION 22 [INTENTIONALLY OMITTED]
SECTION 23 SUBSIDIARY GUARANTEE AGREEMENT
Section 23.1 Guarantee and Indemnity. Each Subsidiary Guarantor jointly and severally and irrevocably and unconditionally:
(a) guarantees to the Lender punctual performance by each Obligor of all its obligations under the Financing Agreements;
(b) undertakes with the Lender to pay as primary obligor and not as surety, principal, interest and all other amounts due under or in connection with any Financing Agreement including but not limited to the payment of principal, interest (including default interest and post-petition interest) and the make-whole amount or swap breakage amounts or libor breakage amounts, if any, and the due and punctual payment of all other amounts payable (all such obligations so guaranteed are herein collectively referred to as the “Guaranteed Obligations”), it must immediately on demand by the Lender pay that amount as if it were the principal obligor in respect of that amount; and
(c) indemnifies the Lender immediately on demand against any cost, loss or liability suffered by the Lender if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Lender would otherwise have been entitled to recover.

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Section 23.2 Continuing Guarantee. (a) This Subsidiary Guarantee Agreement is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Financing Agreements, regardless of any intermediate payment or discharge in whole or in part.
(b) The obligations guaranteed by each Subsidiary Guarantor under this Section 23 and the costs, losses and liabilities against which each Subsidiary Guarantor indemnifies the Lender include, in each case, all amounts which arise under the Financing Agreements after a petition is filed by, or against, any Obligor under the US Bankruptcy Code of 1978 (or in analogous circumstances under any applicable law in any other applicable jurisdiction) even if the liabilities or obligations do not accrue against such Obligor because of the automatic stay under section 362 of the US Bankruptcy Code of 1978 (or because of any analogous provision under any applicable law in any other jurisdiction) or because any such obligation is not an allowed claim against such Obligor in any such bankruptcy proceedings or otherwise.
Section 23.3 Reinstatement. (a) If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of each Subsidiary Guarantor under this Section 23 will continue or be reinstated as if the discharge or arrangement had not occurred and the Lender shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
(b) The Lender may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
Section 23.4 Waiver of Defenses. (a) The obligations of each Subsidiary Guarantor under this Section 23 will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Section 23 (whether or not known to it or the Lender). This includes:
(i) any time or waiver granted to, or composition with, any person;
(ii) any release of any person under the terms of any composition or arrangement;
(iii) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;
(iv) any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;
(v) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person and including notice of an adverse change in the financial condition of any Obligor or any other fact that might increase or expand any Subsidiary Guarantor’s risk hereunder;

UTi Worldwide Inc.	Nedbank Facilities Agreement
(vi) any amendment, novation, supplement, extension or reinstatement (however fundamental and of whatever nature) of a Financing Agreement or any other document or security;
(vii) any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Financing Agreement or any other document or security;
(viii) any insolvency or similar proceedings;
(ix) notice of acceptance of this Subsidiary Guarantee Agreement;
(x) notice of any issuance of Letters of Credit or any Cash Draw Facility Loans made under this Agreement, or the creation, existence or acquisition of any of the Guaranteed Obligations, subject to such Subsidiary Guarantor’s right to make inquiry of the Lender to ascertain the amount of the Guaranteed Obligations at any reasonable time;
(xi) notice of the amount of the Guaranteed Obligations, subject to such Subsidiary Guarantor’s right to make inquiry of the Lender to ascertain the amount of the Guaranteed Obligations at any reasonable time;
(xii) all other notices and demands to which such Subsidiary Guarantor might otherwise be entitled;
(xiii) the defense of the “single action” rule or any similar right or protection, and the right by statute or otherwise to require the Lender to institute suit against the Company or to exhaust its rights and remedies against the Company, the Subsidiary Guarantor being bound to the payment of each and all Guaranteed Obligations, whether now existing or hereafter accruing, as fully as if such Guaranteed Obligations were directly owing to the Lender by such Subsidiary Guarantor; and
(xiv) any other defense which the Subsidiary Guarantor may have to the full and complete performance of its obligations hereunder.
(b) Each Spanish Obligor waives any right of exclusion, order or division (beneficios de excusión, orden y división) under Article 1830 et seq. of the Spanish Civil Code.
(c) Each Belgian Obligor waives any right of discussion or division (bénéfice de discussion et de division) under article 2021 and 2026 of the Belgian Civil Code.

UTi Worldwide Inc.	Nedbank Facilities Agreement
(d) Each Guernsey Obligor waives any right it may have (whether by virtue of the droit de discussion or droit de division or otherwise) to require:
(i) that the Lender, before enforcing their rights against it under this Agreement, takes any action, exercises any recourse or seeks a declaration of bankruptcy against the Company or any other Person, makes any claim in a bankruptcy, liquidation, administration or insolvency of the Company or any other Person or enforces or seeks to enforce any other right, claim, remedy or recourse against the Company or any other Person;
(ii) that the Lender, in order to preserve any of their rights against the Guernsey Obligor, joins the Guernsey Obligor as a party to any proceedings against the Company, or the Company as a party to any proceedings against the Guernsey Obligor takes any other procedural steps; or
(iii) that the Lender divide the liability of the Guernsey Obligor under this Agreement with any other Person.
Section 23.5 Immediate Recourse. (a) Each Subsidiary Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from that Subsidiary Guarantor under this Section 23.
(b) This waiver applies irrespective of any law or any provision of a Financing Agreement to the contrary.
Section 23.6 Appropriations. Until all amounts which may be or become payable by the Obligors under or in connection with the Financing Agreements have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may without affecting the liability of any Subsidiary Guarantor under this Section 23:
(a) (i) refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) against those amounts; or
(ii) apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and
(b) hold in an interest-bearing suspense account any moneys received from any Subsidiary Guarantor or on account of that Subsidiary Guarantor’s liability under this Section 23.
Section 23.7 Non-competition. Unless:
(a) all amounts which may be or become payable by the Obligors under or in connection with the Financing Agreements have been irrevocably paid in full; or
(b) the Lender, acting reasonably, otherwise direct,
no Subsidiary Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Section 23:
(i) be subrogated to any rights, security or moneys held, received or receivable by the Lender (or any trustee or agent on its behalf);
(ii) be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Subsidiary Guarantor’s liability under this Section 23;

UTi Worldwide Inc.	Nedbank Facilities Agreement
(iii) claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with the Lender (or any trustee or agent on its behalf); or
(iv) receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.
Each Subsidiary Guarantor must hold in trust for and immediately pay or transfer to the Lender any payment or distribution or benefit of security received by it contrary to this Section 23 or in accordance with any directions given by the Lender under this Section 23.
Section 23.8 Release of Subsidiary Guarantors’ Right of Contribution. If any Subsidiary Guarantor ceases to be a Subsidiary Guarantor in accordance with the terms of the Financing Agreements for the purposes of any sale or other disposal of that Subsidiary Guarantor:
(a) that Subsidiary Guarantor will be released by each other Subsidiary Guarantor from any liability whatsoever to make a contribution to any other Subsidiary Guarantor arising by reason of the performance by any other Subsidiary Guarantor of its obligations under the Financing Agreements; and
(b) each other Subsidiary Guarantor will waive any rights it may have by reason of the performance of its obligations under the Financing Agreements to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of the Lender under any Financing Agreement or of any other security taken under, or in connection with, any Financing Agreement where the rights or security are granted by or in relation to the assets of the retiring Subsidiary Guarantor.
Section 23.9 Releases. Each Subsidiary Guarantor consents and agrees that, without notice to or by such Subsidiary Guarantor and without impairing, releasing, abating, deferring, suspending, reducing, terminating or otherwise affecting the obligations of such Subsidiary Guarantor hereunder, the Lender, in the manner provided herein, by action or inaction, may:
(a) compromise or settle, renew or extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not, enforce, or may, by action or inaction, release all or any one or more parties to, this Agreement;
(b) assign, sell or transfer, or otherwise dispose of, any one or more of the Letters of Credit, the Cash Draw Facility Loans and any Obligations hereunder;
(c) grant waivers, extensions, consents and other indulgences to any Obligor in respect of this Agreement;
(d) amend, modify or supplement in any manner and at any time (or from time to time) this Agreement including, without limitation, by any increase in the amount of the Obligations or any Letter of Credit or any Cash Draw Facility Loan or any change in interest rates or make whole or swap breakage determinations;

UTi Worldwide Inc.	Nedbank Facilities Agreement
(e) release or substitute any one or more of the endorsers or guarantors of the Guaranteed Obligations whether parties hereto or not;
(f) sell, exchange, release or surrender any property at any time pledged or granted by the Company or any Subsidiary Guarantor as security in respect of the Guaranteed Obligations in accordance with the agreement or instrument granting any such security;
(g) exchange, enforce, waive, or release, by action or inaction, any security for the Guaranteed Obligations or any other guarantee of any of the Letters of Credit, the Cash Draw Facility Loans or Obligations hereunder; and
(h) do any other act or event which could have the effect of releasing the Subsidiary Guarantor from the full and complete performance of its obligations hereunder.
Section 23.10 Marshaling. Each Subsidiary Guarantor consents and agrees that:
(a) the Lender shall be under no obligation to marshal any assets in favor of any Subsidiary Guarantor or against or in payment of any or all of the Guaranteed Obligations; and
(b) to the extent the Company makes a payment or payments to the Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required, for any of the foregoing reasons or for any other reason, to be repaid or paid over to a custodian, trustee, receiver, or any other party under any bankruptcy law, common law, or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made and each Subsidiary Guarantor shall be primarily liable for such obligation.
Section 23.11 Liability. Each Subsidiary Guarantor agrees that the liability of each Subsidiary Guarantor in respect of this Section 23 shall be immediate, and shall not be contingent upon the exercise or enforcement by the Lender of whatever remedies the Lender may have against the Company or the enforcement of any Lien or realization upon any security the Lender may at any time possess.
Section 23.12 Character of Obligation. The Guaranty set forth in this Section 23 is a primary and original obligation of each Subsidiary Guarantor and is an absolute, unconditional, continuing and irrevocable guarantee of payment and performance (and not of collectability) and shall remain in full force and effect until the full, final and indefeasible payment in cash of the Guaranteed Obligations without respect to future changes in conditions, except as provided in Section 9.11.
The obligations of each Subsidiary Guarantor under this Subsidiary Guarantee Agreement and the rights of the Lender to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination, whether by reason of any claim of any character whatsoever or otherwise, including, without limitation, claims of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense, set-off, counterclaim, recoupment or termination whatsoever.

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Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor hereunder shall not be discharged or impaired or otherwise affected by:
(a) any default, failure or delay, willful or otherwise, in the performance by any Obligor of any obligations of any kind or character whatsoever of such Obligor;
(b) any creditors’ rights, bankruptcy, receivership or other insolvency proceeding of any Obligor or any other Person or in respect of the property of any Obligor or any other Person or any merger, consolidation, reorganization, dissolution, liquidation or winding up of any Obligor or any other Person;
(c) impossibility or illegality of performance on the part of any Obligor of its obligations under any Financing Agreement or any other instruments or agreements;
(d) the validity or enforceability of any Financing Agreement or any other instruments or agreements;
(e) in respect of any Obligor or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to any Obligor or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotions, acts of terrorism, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of any Obligor or any other Person and whether or not of the kind hereinbefore specified;
(f) any attachment, claim, demand, charge, lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, debt, obligations or liabilities of any charter, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under any Financing Agreement, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided;
(g) any order, judgment, decree, law, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any body, agency, department, official or administrative or regulatory agency of any thereof or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by any party of its respective obligations under any instruments; or

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(h) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Subsidiary Guarantor in respect of the obligations of any Subsidiary Guarantor under this Subsidiary Guarantee Agreement.
Section 23.13 Election to Perform Obligations. Any election by any Subsidiary Guarantor to pay or otherwise perform any of the obligations of any Obligor under any Financing Agreement, whether pursuant to this Section 23 or otherwise, shall not release such Obligor from such obligations (except to the extent such obligation is indefeasibly paid or performed) or any of such Obligor’s other obligations under this Agreement.
Section 23.14 No Election. The Lender shall have the right to seek recourse against each Subsidiary Guarantor to the fullest extent provided for in this Section 23 and elsewhere as provided in this Agreement, and against the Company, to the full extent provided for in this Agreement. Each Subsidiary Guarantor hereby acknowledges that it has other undertakings in this Agreement and running in favor of the Lender that are separate and apart from its obligations under this Section 23. No election to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of the right of the Lender to proceed in any other form of action or proceeding or against other parties unless the Lender has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by the Lender against the Company or any Subsidiary Guarantor under any document or instrument evidencing obligations of the Company or such Subsidiary Guarantor to the Lender shall serve to diminish the liability of such Subsidiary Guarantor under this Agreement (including, without limitation, this Section 23) except to the extent that the Lender finally and unconditionally shall have realized payment of the Guaranteed Obligations by such action or proceeding, notwithstanding the effect of any such action or proceeding upon such Subsidiary Guarantor’s right of subrogation against the Company.
Section 23.15 [Intentionally Omitted].
Section 23.16 Other Enforcement Rights. The Lender may proceed to protect and enforce the Subsidiary Guarantee Agreement under this Section 23 by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained in this Section 23 or in execution or aid of any power herein granted or for the recovery of judgment for or in respect of the Guaranteed Obligations or for the enforcement of any other proper, legal or equitable remedy available under applicable law.
Section 23.17 Restoration of Rights and Remedies. If the Lender shall have instituted any proceeding to enforce any right or remedy in this Section 23 and such proceeding shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the Lender, then and in every such case the Lender, the Company and each Subsidiary Guarantor shall, except as may be limited or affected by any determination in such proceeding, be restored severally and respectively to their respective former positions hereunder and thereunder, and thereafter the rights and remedies of the Lender shall continue as though no such proceeding had been instituted.

UTi Worldwide Inc.	Nedbank Facilities Agreement
Section 23.18 Survival. So long as the Guaranteed Obligations shall not have been fully and finally performed and indefeasibly paid, the obligations of each Subsidiary Guarantor under this Section 23 shall survive the payment in full of all amounts payable under this Agreement and the other Financing Agreements and cancellation, expiration or cash collateralization of all Letters of Credit or receipt of Credit Support with respect to all Letters of Credit.
Section 23.19 Miscellaneous. So long as the Guaranteed Obligations owed by the Company shall not have been fully and finally performed and indefeasibly paid, each Subsidiary Guarantor (to the fullest extent that it may lawfully do so) expressly waives any claim of any nature arising out of any right of indemnity, contribution, reimbursement or any similar right in respect of any payment made by such Subsidiary Guarantor on or with respect to such Guaranteed Obligations under this Section 23 or in connection with this Section 23 or otherwise, or any claim of subrogation arising with respect to any such payment made under this Section 23 or otherwise, against any Obligor or the estate of such Obligor (including Liens on the property of such Obligor or the estate of such Obligor), in each case if, and for so long as, such Obligor is the subject of any proceeding brought under any bankruptcy, reorganization, arrangement, insolvency, administration, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and further agrees that it will not file any claims against such Obligor or the estate of such Obligor in the course of such proceeding in respect of the rights referred to in this Section 23, and further agrees that the Lender may specifically enforce the provisions of this Section 23 This clause creates a promise which is intended to create obligations enforceable at the suit of the Lender.
If an Event of Default exists, then the Lender shall have the right to declare all of the Guaranteed Obligations to be, and such Guaranteed Obligations shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which have been expressly waived by the Company and the Subsidiary Guarantors, and notwithstanding any stay, injunction or other prohibition preventing such declaration (or such Guaranteed Obligations from becoming automatically due and payable) as against the Company. In any such event, the Lender shall have immediate recourse to such Subsidiary Guarantor to the fullest extent set forth herein.
Section 23.20 Limitation. Anything herein to the contrary notwithstanding, the liability of each Subsidiary Guarantor under this Agreement shall in no event exceed an amount equal to the maximum amount which can be legally guaranteed by such Subsidiary Guarantor under applicable laws relating to the insolvency of debtors and fraudulent conveyance.
Section 23.21 Written Notice. Notwithstanding any other provision of this Section 23, in the event of any acceleration of the Obligations in accordance with the provisions of Section 12 hereof, any requirement of written notice to, or demand of, the Subsidiary Guarantors pursuant to this Section 23 shall be deemed automatically satisfied upon such acceleration without further action on the part of the Lender (notwithstanding any stay, injunction or other prohibition preventing any notice, demand or acceleration).

UTi Worldwide Inc.	Nedbank Facilities Agreement
Section 23.22 Unenforceability of Obligations. As a separate and continuing undertaking, each Subsidiary Guarantor unconditionally and irrevocably undertakes to the Lender that, should any Guaranteed Obligations not be recoverable against such Subsidiary Guarantor under this Subsidiary Guarantee Agreement on the footing of a guarantee for any reason, including, without limitation, a provision of this Subsidiary Guarantee Agreement or an obligation (or purported obligation) of any Obligor to pay any Guaranteed Obligation being or becoming void, voidable, unenforceable or otherwise invalid, and whether or not that reason is or was known to the Lender, and whether or not that reason is:
(a) a defect in or lack of powers affecting any Obligor, or the irregular exercise of those powers; or
(b) a defect in or lack of authority by a Person purporting to act on behalf of any Obligor; or
(c) a dissolution, change in status, constitution or control, reconstruction or reorganization of any Obligor (or the commencement of steps to effect the same), then such Subsidiary Guarantor will, as a separate and additional obligation under this Subsidiary Guarantee Agreement, indemnify the Lender immediately on demand against the amount which the Lender would otherwise have been able to recover (on a full indemnity basis). In this Section 23.22 the expression “Guaranteed Obligations” includes any Indebtedness which would have been included in that expression but for anything referred to in this clause.
Section 23.23 Contribution. To the extent of any payments made under this Subsidiary Guarantee Agreement, each Subsidiary Guarantor making such payment shall have a right of contribution from the other Subsidiary Guarantors, but such Subsidiary Guarantor covenants and agrees that such right of contribution shall be subordinate in right of payment to the rights of the Lender for which full payment has not been made or provided for and, to that end, such Subsidiary Guarantor agrees not to claim or enforce any such right of contribution unless and until all sums due and payable under this Agreement have been fully and irrevocably paid and discharged.
Section 23.24 Additional Security. This Subsidiary Guarantee Agreement is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Lender.
Section 23.25 Limitations – UK. This Subsidiary Guarantee Agreement does not apply to any liability to the extent that it would result in this Subsidiary Guarantee Agreement constituting unlawful financial assistance within the meaning of ss678-79 of the Companies Act 2006.
Section 23.26 Limitations – Spain. This Subsidiary Guarantee Agreement does not apply to any liability to the extent it would result in this Subsidiary Guarantee Agreement constituting unlawful financial assistance under Article 81 of the Spanish Joint Stock Company Law (Real Decreto Legislativo 1564/1989, de 22 de Diciembre, por el que se aprueba el Texto Refundido de la Ley de Sociedades Anónimas) and/or under Article 40.5 of the Spanish Private Limited Companies Law (Ley 2/1995, de 23 de marzo, de Sociedades de Responsabilidad Limitada). Further, the maximum amount of any guarantee provided by a Spanish Obligor shall be limited to the amount that would make the net worth of the Spanish Guarantor reduce to two thirds of its share capital, or, in any case, to the amount that would render the Spanish Obligor unable to pay its debts as they fall due or need to enter into negotiations with its creditors and/or file for the opening of bankruptcy (concurso) proceedings minus one euro.

UTi Worldwide Inc.	Nedbank Facilities Agreement
Section 23.27 Limitations – Hong Kong. This Subsidiary Guarantee Agreement does not apply to any liability to the extent it would result in this Subsidiary Guarantee Agreement constituting unlawful financial assistance within the meaning of Section 47A of the Companies Ordinance (Cap.32) of the Laws of Hong Kong.
Section 23.28 Limitations – Germany. (a) The Lender agrees that its right to enforce any guarantee or indemnity granted by a Subsidiary Guarantor incorporated in Germany which is constituted in the form of a limited partnership (Kommanditgesellschaft) with a limited liability company (Gesellschaft mit beschränkter Haftung) as general partner (GmbH & Co. KG) or a limited liability company (Gesellschaft mit beschränkter Haftung – GmbH) (each a “Relevant German Obligor”) shall, if and to the extent that such guarantee or indemnity is an up-stream or cross-stream security which secures liabilities of the Relevant German Obligor’s shareholders or of an affiliated company (verbundenes Unternehmen) of any such shareholder within the meaning of §15 of the German Stock Corporation Act (Aktiengesetz) of such Relevant German Obligor, at all times be limited if and to the extent that (i) the enforcement of the guarantee granted by the Relevant German Obligor would cause the Relevant German Obligor’s, and, in the case of a GmbH & Co. KG, also such Relevant German Obligor’s general partner’s, assets (the calculation of which shall include all items set forth in §266(2) A, B, and C of the German Commercial Code (Handelsgesetzbuch) less the Relevant German Obligor’s or in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner’s, liabilities (the calculation of which shall take into account the captions reflected in §266(3) B, C (but disregarding, for the avoidance of doubt, the Relevant German Obligor’s liabilities under this Agreement and D of the German Commercial Code) (the “Net Asset”), being less than its respective registered share capital (Stammkapital) plus reserves for its own shares (Rücklage für eigene Anteile) (the aggregate of the registered share capital and the reserves for its own shares, the “Protected Capital”) (Begüendung einer Unterbilanz) or (ii) where the amount of the Relevant German Obligor’s Net Assets (or the Net Assets of its general partner if the Relevant German Obligor is a GmbH & Co. KG) are already less than its Protected Capital causing such amount to be further reduced (Vertiefung einer Unterbilanz).
(b) For the purposes of the calculation of the amounts to which enforcement is limited, the following balance sheet items shall be adjusted as follows:
(i) the amount of any increase after the Effective Date of the Relevant German Obligor’s, or, in the case of a German GmbH & Co. KG, its general partner’s, registered share capital (1) which has been effected without the prior written consent of the Lender and which is made out of retained earnings (Kapitalerhöhug aus Gesellschaftsmitteln) or (2) to the extent that it is not fully paid up shall be deducted from the share capital; and
(ii) loans and other contractual liabilities incurred in violation of any Financing Agreement shall be disregarded.

UTi Worldwide Inc.	Nedbank Facilities Agreement
(c) The limitations set out in paragraphs (a) and (b) above shall only apply if:
(i) within five (5) Business Days following the receipt of notice of enforcement of the guarantee the managing directors of the Relevant German Obligor have confirmed in writing to the Lender (A) to what extent the guarantee is an up-stream or cross-stream security and (B) the amount which cannot be enforced due to it causing the Net Assets of the Relevant German Obligor to fall below its stated share capital and such confirmation is supported by interim financial statements up to the end of the last completed calendar month (the “Management Determination”); or
(ii) within ten (10) Business Days from the date the Lender has contested the Management Determination the Lender receives an up to date balance sheet drawn-up by a firm of auditors of international standard and repute together with a determination of the Net Assets. Such balance sheet and determination of Net Assets shall be prepared in accordance with accounting principles pursuant to the German Commercial Code (Handelsgesetzbuch) and be based on the same principles that were applied when establishing the previous year’s balance sheet.
(d) Should the Relevant German Obligor fail to deliver such balance sheets and/or determinations of the Net Assets within the time periods referred to above, the Lender shall be entitled to enforce the security granted under this Agreement subject only to paragraphs (a) and (b) above.
(e) For the avoidance of doubt, nothing in this Agreement shall be interpreted as a restriction or limitation of:
(i) the enforcement of the guarantee to the extent such guarantee guarantees obligations of a Subsidiary Guarantor incorporated in Germany itself or obligations of any of its Wholly-Owned Subsidiaries; or
(ii) the enforcement of any claim of the Lender against the Company (in such capacity) under this Agreement.
Section 23.29 Limitations – the Netherlands. The guarantee and indemnities contained in this Section 23 do not apply to any liability to the extent that that liability would result in any Subsidiary Guarantor violating any applicable financial assistance laws.
Section 23.30 U.S. Guarantors. (a) In this Subsection:
“fraudulent transfer law” means any applicable bankruptcy and fraudulent transfer and conveyance statute and any related case law of the United States of America or any State thereof (including the District of Columbia); and
terms used in this Section 23.30 are to be construed in accordance with the fraudulent transfer laws.

UTi Worldwide Inc.	Nedbank Facilities Agreement
(b) Each U.S. Guarantor acknowledges that:
(i) it will receive valuable direct or indirect benefits as a result of the transactions financed by the Financing Agreements;
(ii) those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and
(iii) the Lender has acted in good faith in connection with the guarantee given by that U.S. Guarantor and the transactions contemplated by the Financing Agreements.
(c) The Lender agrees that each U.S. Guarantor’s liability under this Section 23 is limited so that no obligation of, or transfer by, any U.S. Guarantor under this Section 23 is subject to avoidance and turnover under any fraudulent transfer law.
(d) Each U.S. Guarantor represents and warrants to the Lender that:
(i) the fair value of its consolidated assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP;
(ii) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its or their debts as they become absolute and matured;
(iii) it is able to realize upon its or their assets and pay its or their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business;
(iv) it has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature;
(v) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital; and
(vi) it has not made a transfer or incurred an obligation under this Agreement or any other Financing Agreement with the intent to hinder, delay or defraud any of its present or future creditors.
(e) Each acknowledgement, representation and warranty:
(i) in Section 23.30(b) is made by each U.S. Guarantor on the Effective Date;
(ii) in Section 23.30(d) is made on the Effective Date by each U.S. Guarantor on an individual basis or in the case of a U.S. Guarantor that has Subsidiaries that are also Subsidiary Guarantors, on the basis of the consolidated assets and liabilities of that U.S. Guarantor and its Subsidiaries that are Subsidiary Guarantors;
(iii) in this Section 23.30 is deemed to be repeated whenever a representation is deemed to by repeated under any Financing Agreement; and

UTi Worldwide Inc.	Nedbank Facilities Agreement
(iv) in this Section 23.30 is, when repeated, applied to the circumstances existing at the time of repetition.
Section 23.31 Limitation on Pyramid Freight. Under this Section 23.31 the liability of Pyramid Freight BVI is limited to the aggregate amount generated from any of its assets not located in South Africa. Notwithstanding any term of this Section 23.31, nothing in this Section will result in Pyramid Freight, South Africa being liable to apply assets located in South Africa in respect of this Agreement.
Section 23.32 Limitations – Belgium. This Subsidiary Guarantee Agreement does not apply to any liability to the extent it would result in this Subsidiary Guarantee Agreement constituting unlawful financial assistance under Articles 329, 430 and/or 629 of the Belgian Corporate Code (Code des Sociétés).
Section 23.33 Limitations – Singapore. This Subsidiary Guarantee Agreement does not apply to any liability to the extent it would result in this Subsidiary Guarantee Agreement constituting unlawful financial assistance within the meaning of Section 76 of the Companies Act (Cap 50) of the Statutes of the Republic of Singapore.
Section 23.34 Irish Obligors. The Lender agrees that the liability of each Irish Obligor under this Section 23 does not apply or extend to any liability to the extent that it would result in this Subsidiary Guarantee Agreement constituting unlawful financial assistance within the meaning of Section 60 (as amended) of the Companies Act 1963 of Ireland.
Section 23.35 Guarantor Intent. Without prejudice to the generality of Section 23.4 (Waiver of Defenses), each Subsidiary Guarantor expressly confirms that it intends that this Subsidiary Guarantee Agreement shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Financing Agreements and/or any facility or amount made available under any of the Financing Agreements for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital: enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
SECTION 24 MISCELLANEOUS
Section 24.1 Successors and Assigns. All covenants and other agreements contained in this Agreement and the other Financing Agreements by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Lender) whether so expressed or not.
Section 24.2 Payments Due on Non-Business Days. Anything in this Agreement or in any other Financing Agreement to the contrary notwithstanding, any payment required hereunder that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

UTi Worldwide Inc.	Nedbank Facilities Agreement
Section 24.3 Accounting Terms. (a) All accounting terms used herein or in any other Financing Agreement which are not expressly defined in this Agreement or such other Financing Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement or in any other Financing Agreement shall be made in accordance with GAAP, and all financial statements shall be prepared in accordance with GAAP. Notwithstanding anything to the contrary herein, for purposes of determining compliance with the financial covenants contained in this Agreement or any other Financing Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Accounting Standards Codification Section 825-10-25 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
(b) If there is a change in GAAP after the Effective Date that will effect the calculation of any financial covenant contained in Section 9 or Section 10, then after the announcement but prior to the implementation of any such changes the Company shall, in consultation with its independent accountants, negotiate in good faith with the Lender for a period of at least 90 days to make any necessary adjustments to such covenant or any component of financial computations used to calculate such covenant to provide the Lender with substantially the same protection as such covenant intended to provide prior to the relevant change in GAAP. During such 90-day period and in the event that no agreement is reached by the end of such 90-day negotiation period, then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect at the Effective Date and each subsequent compliance certificate delivered to the Lender pursuant to Section 7.2 shall include detailed reconciliations reasonably satisfactory to the Lender as to the effect of such change in GAAP with respect to the relevant covenants (including an independent auditors certificate if so reasonably requested by the Lender).
Section 24.4 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 24.5 Construction, Etc. Each covenant contained herein and in any other Financing Agreement shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein and in such other Financing Agreement, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement and the other Financing Agreements shall be deemed to be a part hereof and thereof, as the case may be.
Section 24.6 Counterparts. This Agreement and the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

UTi Worldwide Inc.	Nedbank Facilities Agreement
Section 24.7 Third Party Rights. (a) Unless expressly provided to the contrary in a Financing Agreement, a person who is not a party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.
(b) Notwithstanding any term of any Financing Agreement, the consent of any person who is not a party is not required to rescind or vary this Agreement at any time.
Section 24.8 Governing Law. This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
Section 24.9 Jurisdiction and Process; Waiver of Jury Trial. (a) Jurisdiction.
(i) The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).
(ii) The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party to this Agreement will argue to the contrary.
(iii) This Section 24.9(a) is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.
(b) Service of Process. Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(i) irrevocably appoints UTi Worldwide (UK) Limited as its agent for service of process in relation to any suit, action or proceedings brought by Nedbank, or their successors and assigns, before any English court arising out of or in connection with either this Agreement or Financing Agreements which are expressed to be governed by English Law, including but not limited to the Subsidiary Guarantee Agreement;
(ii) agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned;
(iii) undertakes, if UTi Worldwide (UK) Limited is unable for any reason to act as agent for service of process, immediately (and in any event within ten days of such event taking place) to appoint another agent on terms acceptable to the Lender, failing which the Lender may appoint another agent for this purpose; and

UTi Worldwide Inc.	Nedbank Facilities Agreement
(iv) expressly agrees and consents to the provisions of Clause 24.8 (Governing law) and this Clause 24.9 (Jurisdiction and Process).
UTi Worldwide (UK) Limited agrees that such service of process may be made upon the Obligors at UTi Worldwide (UK) Limited’s registered office, located at Reading Cargo Centre, Hyperion Way, Rose Kiln Lane, Reading, Berkshire RG2 0JS, from time to time until such time as the Obligors provide written notice to Nedbank designating another agent or location of process, and includes therewith a consent by such other agent consenting to its appointment to receive such process on behalf of the Obligors.
Section 24.10 Obligation to Make Payment in Dollars. Any payment on account of an amount that is payable hereunder or under any other Financing Agreement in Dollars which is made to or for the account of the Lender in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of any Obligor, shall constitute a discharge of the obligation of the Obligors under this Agreement or such other Financing Agreements only to the extent of the amount of Dollars which the Lender could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Dollars that could be so purchased is less than the amount of Dollars originally due to the Lender, each Obligor agrees, jointly and severally, to the fullest extent permitted by law, to indemnify and save harmless the Lender from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Financing Agreements, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lender from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the other Financing Agreements or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.
Section 24.11 No Novation. It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Facility and that this Agreement amend and restate in its entirety the Existing Facility and re-evidence the Obligations outstanding on the Effective Date as contemplated hereby.
This Agreement has been entered into on the date stated at the beginning of this Agreement.
* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Obligors.

Very truly yours, UTi WORLDWIDE INC.
By	/s/ Craig Braun
Duly Authorized Signatory (acting pursuant to,
and in accordance with, an empowering resolution of the Board of Directors of UTi Worldwide Inc.)

UTI (AUST) PTY LIMITED, ACN 006 734 747
UTI LOGISTICS N.V.
UTI BELGIUM N.V.
GODDARD COMPANY LIMITED
UTI INTERNATIONAL INC.
PYRAMID FREIGHT (PROPRIETARY) LIMITED
UTI CANADA CONTRACT LOGISTICS INC.
UTI, CANADA, INC.
UTI DEUTSCHLAND GMBH
UTI NETWORKS LIMITED
UTI (HK) LIMITED
UTI NEDERLAND B.V.
UTI GLOBAL SERVICES B.V.
UTI TECHNOLOGY SERVICES PTE LTD.
UTI WORLDWIDE (SINGAPORE) PTE LTD.
SERVICIOS LOGISTICOS INTEGRADOS SLI, S.A.
UTI IBERIA S.A.
UTI WORLDWIDE (UK) LIMITED
UTI, UNITED STATES, INC.
UTI INTEGRATED LOGISTICS, INC.
MARKET TRANSPORT, LTD.
INTRANSIT, INC.
SAMMONS TRANSPORTATION, INC.
UTI INVENTORY MANAGEMENT
SOLUTIONS INC
CONCENTREK, INC.

By	/s/ Craig Braun
Authorized Signatory

This Agreement is hereby accepted and agreed to as of the date thereof.

NEDBANK LIMITED, acting through its London Branch, as Lender (and Issuing Bank)
By:	/s/ Graham Hardy
	Name:	Graham Hardy
	Title:	Treasurer London

By:	/s/ David Sidgwick
	Name:	David Sidgwick
	Title:	Authorized Signatory

DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“2006 Notes” means those certain 6.31% Senior Unsecured Guaranteed Notes due July 13, 2011 issued by the Company on June 13, 2006.
“2009 Covenants” means each of the covenants set forth in Sections 9.8. 9.12, 10.2, 10.3 and 10.15 of the 2009 Note Purchase Agreement.
“2009 Note Purchase Agreement” means the Note Purchase Agreement dated as of July 9, 2009 among the Company, the subsidiary guarantors (as defined therein) and the purchasers of the US$55,000,000 principal amount of 8.06% Senior Unsecured Guaranteed Notes due August 9, 2014, as amended, modified, replaced or refinanced from time to time.
“2009 Notes” means the notes issued under the 2009 Note Purchase Agreement, all as amended, modified, replaced or refinanced from time to time.
“2011 Agreements” means this Agreement, the other Global Credit Facilities, the Notes Financing Agreements and the South African Facilities.
“2011 Note Purchase Agreement” means the Note Purchase Agreement dated as of June 24, 2011 among the Company, the Subsidiary Guarantors and the purchasers of the $150,000,000 principal amount of 3.67% Senior Unsecured Guaranteed Notes due August 24, 2018, as amended, modified, replaced or refinanced from time to time.
“2011 Notes” means the notes issued under the 2011 Note Purchase Agreement, all as amended, modified, replaced or refinanced from time to time.
“action” taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990).
“Additional Guarantor” is defined in Section 9.10.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to any Obligor, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of such Obligor or any Subsidiary or any Person of which such Obligor and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
SCHEDULE B
(to Nedbank Facilities Agreement)

“Agreement” means (a) prior to the Effective Date, the Existing Facility, and (b) thereafter, this Amended and Restated Letter of Credit and Cash Draw Agreement, dated as of June 24, 2011, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Alternative Market Disruption Event” is defined in Section 2.13(c).
“Alternative Reference Bank Rate” is defined in Section 2.14.
“Alternative Reference Banks” means, in relation to a Cash Draw Facility Loan, the principal London offices of Deutsche Bank, UBS AG and Bank of America N.A. or such other banks as may be appointed by the Lender in consultation with the Company.
“Applicable Jurisdiction” means the British Virgin Islands, Australia, Canada or any province thereof, Germany, Guernsey, Hong Kong, the Netherlands, Spain, the United Kingdom, the United States of America or any State thereof, Belgium, Ireland, Singapore and any other jurisdiction of incorporation or organization of a Subsidiary Guarantor.
“Availability Period” means, in relation to the Cash Draw Facility, subject to the earlier cancellation by the Company pursuant to Section 2.4, (a) the initial period from and including the Effective Date to and including the date that is three years after the Effective Date and (b) the period from and including the date that is three years after the Effective Date to and including the earlier of (1) the date that is 360 days after written notice to cancel the Cash Draw Facility from one party hereto and (2) the date on which an Event of Default has occurred.
“Bank of the West Facility” means the Credit Agreement dated as of June 24, 2011 between the Company, the Subsidiary Guarantors thereunder and the Bank of the West.
“Base Reference Banks” means, in relation to LIBOR and Mandatory Cost and Mandatory Cost the principal London offices of Barclays Bank PLC, HSBC PLC and The Royal Bank of Scotland PLC or such other banks as may be appointed by the Lender in consultation with the Company.
“Base Reference Bank Rate” means the arithmetic average of rates provided by the Base Reference Banks.
“BBBEE” means Broad Based Black Economic Empowerment or any successor legislation in South Africa.
“Belgium Facility” means the credit facility between KBC Bank NV (or an affiliate or subsidiary thereof) and the Company and/or one or more of its Subsidiaries, which is expected to include an approximately EUR 10,000,000 revolving credit facility and an approximately EUR 15,000,000 guarantee facility.
“Blocked Person” is defined in Section 5.16(a).
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in London, England or South Africa are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Cash Draw Facility” means the overdraft facility made available under this Agreement as described in Section 2.
“Cash Draw Facility Commitment” means US $35,000,000 committed overdraft facility, to the extent not cancelled, reduced or transferred by it under this Agreement.
“Cash Draw Facility Loan” means a loan made or to be made under the Cash Draw Facility or the principal amount outstanding for the time being of that loan.
“CASS” means the Cargo Air Settlement System of Cargo Network Services Corp., a Subsidiary of the International Air Transport Association.
“CASS Agreement” means that certain Cargo Agency and Authorized Intermediary Agreement, dated 31st December, 2001 between The Cargo Network Services Corporation and UTi, United States, Inc., as such is amended, restated or replaced from time to time.
“Cession in Security Agreement” means the cession in security agreement between Pyramid Freight, South Africa and Nedbank Limited to secure the obligations of members of the South African Group under the South African Facilities.
“Change of Control” means any of the following events or circumstances:
(i) if any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the Effective Date) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the Effective Date), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Company’s voting stock, or
(ii) the acquisition after the Effective Date by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the Effective Date) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the Effective Date) of (a) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of the Company, through beneficial ownership of the capital stock of the Company or otherwise, or (b) all or substantially all of the properties and assets of the Company.
“Civil Procedural Law” is defined in Section 9.18.
“Closing” means June 24, 2011.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Commitment” means the LC Commitment and the Cash Draw Facility Commitment.
“Company” means UTi Worldwide Inc., a BVI Business Company incorporated under the laws of the British Virgin Islands with BVI company number 141257 or any successor that becomes such in the manner prescribed in Section 10.7.
“Confidential Information” is defined in Section 21.
“Consolidated EBITDA” means the consolidated net Pre-taxation Profits of the Group for a Measurement Period:
(a) including the net Pre-taxation Profits of a member of the Group or business or assets acquired by a member of the Group during that Measurement Period for the part of that Measurement Period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group; but
(b) excluding the net Pre-taxation Profits attributable to any member of the Group or to any business or assets sold during that Measurement Period, and
(c) excluding (except for purposes of Section 9.15) any non-cash impairments or write-ups of intangible assets, and all as adjusted by:
(i) adding back Consolidated Interest Payable;
(ii) for purposes of Section 9.15 only, taking no account of any extraordinary item (or any exceptional items); and
(iii) adding back depreciation and amortization.
“Consolidated Fixed Charges” means the sum of (a) Consolidated Interest Payable and (b) all scheduled principal payments (excluding payments on revolving borrowings which can be re-borrowed) on Indebtedness for the 12 months immediately succeeding such date.
“Consolidated Interest Payable” means all interest and other financing charges (whether, in each case, paid, payable or capitalized) incurred by the Group during a Measurement Period.
“Consolidated Net Worth” means at any time the aggregate of:
(a) the amount paid up or credited as paid up on the issued share capital of the Company; and
(b) the net amount standing to the credit (or debit) of the consolidated reserves of the Group,

based on the latest published consolidated balance sheet of the Company (the “latest balance sheet”) but adjusted by:
(i) deducting any amount attributable to any mandatorily redeemable preference shares redeemable before the Final Maturity Date;
(ii) deducting any dividend or other distribution proposed, declared or made by the Company (except to the extent it has been taken into account in the latest balance sheet); and
(iii) deducting any amount attributable to an upward revaluation of assets after the date of the Original Financial Statements or, in the case of assets of a company which becomes a member of the Group after that date, the date on which that company becomes a member of the Group.
“Consolidated Tangible Assets” means Consolidated Total Assets less all intangible assets of the Group.
“Consolidated Total Assets” means, at any time, the total assets of the Group as of such time determined in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.
“Consolidated Total Debt” means, without duplication,
(a) all Indebtedness of the Group on a consolidated basis plus
(b) any liability arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset; and
(c) any Guaranty of a member of the Group with respect to liabilities of the type referred to in clause (b) above.
“Controlled Entity” means any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Credit Date” means the date of the issuing of a Letter of Credit or the date on which the relevant Cash Draw Facility Loan is to be made.
“Credit Support” is defined in Section 3.5(b).
“Current Account” means the account of the Company with Nedbank, Account No. 04198003; provided that payments denominated in Dollars with respect to the Cash Draw Facility, the Company shall make payment to Wachovia Bank, National Association, New York, International Branch, Account No. 2000193000423 in the name of Nedbank, London, reference account number 04198003, in the name of UTI WW Inc.
“Debt Service Ratio” means, for any Measurement Period the ratio of (a) Consolidated EBITDA less distributions, dividends and redemptions on account of or with respect to capital stock or other equity interests of the Company or any Subsidiary (other than those (i) required to be paid under agreements entered into with Persons in order to obtain or maintain BBBEE status and (ii) those received by the Company or a Subsidiary during such Measurement Period) to (b) Consolidated Fixed Charges.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Disclosure Documents” as defined in Section 5.3.
“disposal” where it relates to a German Obligor includes:
(i) the entry into an agreement upon a priority notice (Auflassungsvormerkung);
(ii) an agreement on the transfer of title to a property (Auflassung); and
(iii) the partition of its ownership in a property (Grundstücksteilung).
“Disposition” is defined in Section 10.8.
“Dispute” is defined in Section 24.9(a)(i).
“Distribution” includes if a member of the Group (i) declares, makes or pays any dividend (or interest on any unpaid dividend), charge, fee or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital); or (ii) repays or distributes any dividend or share premium reserve.
“Dollars” or “$” or “U.S.$” means lawful money of the United States of America.
“duly authorized” where it relates to a Dutch Obligor, includes without limitation:
(i) any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and
(ii) obtaining an unconditional positive advice (advies) from the competent works council(s).
“Dutch Civil Code” means the Burgerlijk Wetboek.
“Dutch Obligor” means an Obligor incorporated or formed in the Netherlands.
“Effective Date” means June 24, 2011, the date on which the conditions set forth in Section 4 shall have been satisfied or waived in accordance with the terms hereof.
“Electronic Delivery” is defined in Section 7.1(a).
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with any Obligor under section 414 of the Code.
“Event of Default” is defined in Section 11.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Facility” means that certain Letter of Credit Agreement dated July 9, 2009 between and among the Company and the Issuing Bank, as amended from time to time on or prior to the Effective Date.
“Existing Letters of Credit” is defined in Section 1.1.
“Final Maturity Date” means the Final Maturity Date (as defined in the 2011 Notes).
“financial assistance” where it relates to a Dutch Obligor means any act contemplated by:
(i)	(for a besloten vennootschap) Article 2:207(c) of the Dutch Civil Code; or
(ii)	(for a naamloze vennootschap) Article 2:98(c) of the Dutch Civil Code.
“Financing Agreements” means this Agreement and the Subsidiary Guarantee Agreement in each case, as amended, restated, modified, supplemented, replaced or refinanced from time to time.
“Form 10-K” is defined in Section 7.1(b).
“Form 10-Q” is defined in Section 7.1(a).
“French Commercial Code” means the Code de Commerce.
“GAAP” means generally accepted accounting principles, standards and practices as in effect from time to time in the United States, provided that from and after the date on which the Company is required or elects to adopt IFRS, GAAP shall mean IFRS as in effect from time to time.
“German Facility” means the credit facility between Commerzbank AG (or an affiliate or Subsidiary thereof) and the Company and/or one or more of its Subsidiaries, which is expected to include a revolving credit facility of approximately EUR 17,000,000.

“Global Credit Facilities” means (a) the Bank of the West Facility, (b) the RBS LC Agreement, (c) this Agreement, (d) the German Facility and (e) the Belgium Facility, as amended, restated, modified, supplemented, replaced or refinanced from time to time, and any subsequent agreement or agreements entered into by one or more members of the Group which are similar to the Global Credit Facilities or which constitute, taken as a whole, the Group’s main credit facilities.
“Governmental Authority” means
(a) the government of
(i) the Applicable Jurisdiction or any State or other political subdivision of either thereof, or
(ii) any other jurisdiction in which any Obligor or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of any Obligor or any Subsidiary, or
(iii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Group” means the Company and its Subsidiaries.
“guarantee” where it relates to a French Subsidiary includes any cautionnement, aval and any garantie which is independent from the debt to which it relates.
“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
(a) to purchase such indebtedness or obligation or any property constituting security therefor;
(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
“Guernsey Obligor” means an Obligor incorporated or formed in the Bailiwick of Guernsey.
“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that pose a hazard to health and safety, the removal of which is required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“IFRS” means International Financial Reporting Standards as in effect from time to time which are adopted by the International Accounting Standards Board.
“Impermissible Qualification” means any qualification or exception set forth in the audit opinion of the Company’s independent public accountant regarding the Company’s consolidated financial statements
(1) which is of a “going concern”;
(2) which limits the scope of examination of matters relevant to such consolidated financial statements in any material respect; or
(3) which relates to the accounting treatment or classification of any item in such consolidated financial statements and which, as a condition to its removal, would require any adjustment to such item the effect of which would be to cause a Default or Event of Default.
Notwithstanding the foregoing, the parties agree that an “Impermissible Qualification” shall not be deemed to have occurred as a result of any qualification, limitation, treatment or classification which
(a) is applied or imposed by the Company’s public accountants to public companies generally;
(b) results from the application or adoption of a new accounting pronouncement or IFRS; or
(c) which relates to the audit concerning internal control over financial reporting.
“inability to pay its debts” where it relates to a French Subsidiary includes that person being in a state of cessation des paiements. Where it relates to a German Obligor includes that person being in a state of illiquidity (Zahlungsunfähigkeit) or being overindebted (Überschuldung) or being at risk of being unable to pay its debts as they fall due (drohende Zahlungsunfähigkeit) all within the meaning of §17-§19 (each inclusive) German Insolvency Code.

“Increased Costs” is defined in Section 2.17(b).
“Indebtedness” with respect to any Person means, at any time, without duplication,
(a) (i) its liabilities for borrowed money and (ii) its redemption obligations in respect of mandatorily redeemable Preferred Stock redeemable before the Final Maturity Date;
(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(c) (i) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;
(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
(e) all liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and
(f) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.
Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. For the avoidance of doubt, any obligation relating to the obligations of a member of the Group arising in the ordinary course of its trade for purposes other than to raise financing including, without limitation, contingent trade related reimbursement obligations, bonds and undrawn letters of credit issued to customs or tax authorities in the ordinary course of business not constituting debt for borrowed money, shall be excluded from the calculation of Indebtedness.
“insolvent” where it relates to a German Obligor includes illiquidity (Zahlungsunfähigkeit), an imminent inability to pay debts as they fall due (drohende Zahlungsunfähigkeit) and overindebtedness (Überschuldung).
“Interest Period” means, in relation to a Cash Draw Facility Loan, each period determined in accordance with Section 2.8 and, in relation to an Unpaid Sum, each period determined in accordance with Section 2.11.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit 1.2.
“Issuing Bank” means Nedbank.
“Joinder Agreement” is defined in Section 9.10.
“Joint Venture” means any joint venture entity, partnership or similar person, the ownership of or other interest in which does not require any member of the Group to consolidate the results of such person with their own as a Subsidiary.
“LC Commitment” means the commitment of the Issuing Bank to issue Letters of Credit after the Effective Date; provided, however, that the aggregate amount of such Letters of Credit shall not exceed the Maximum Draw Amount.
“LC Facility” means the letter of credit facility made available under this Agreement as described in Section 1.1.
“LC Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Bank and not theretofore reimbursed by or on behalf of the Company.
“Lender” means Nedbank, in its capacity as Lender under the Cash Draw Facility and, as the context may require, Issuing Bank under the LC Facility together with its successors and assigns in such capacities.
“Letter of Credit” means a letter of credit or bank guarantee issued pursuant to Section 1 in the form attached as Exhibit 1.1 or as otherwise agreed to by the Issuing Bank issuing such letter of credit or bank guarantee.
“LIBOR” means, in relation to any Cash Draw Facility Loan:
(a) the applicable Screen Rate; or
(b) (if no Screen Rate is available for the currency or Interest Period of that Cash Draw Facility Loan) the Base Reference Bank Rate, as of 11 a.m. (London, England time) on the Quotation Day for the currency of that Cash Draw Facility Loan a period comparable to the Interest Period of that Cash Draw Facility Loan.
“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Lien” where it relates to a Dutch Obligor includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkte recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht).
“Mandatory Cost” means the percentage rate per annum calculated by the Lender in accordance with Schedule 4 (Mandatory Cost Formula).
“Margin” means in relation to any Cash Draw Facility Loan, any Unpaid Sum relating or referable to the Cash Draw Facility or any other Unpaid Sum, 2.00% per annum.
“Market Disruption Event” is defined in Section 2.13(c).
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its Subsidiaries taken as a whole, or (b) the ability of any Obligor to perform its obligations under any Financing Agreement, or (c) the validity or enforceability of any Financing Agreement.
“Material Indebtedness” means any arrangement with respect to Indebtedness of any member of the Group to a creditor (other than a member of the Group) the principal amount of which is at least U.S.$15,000,000 (or the equivalent in any other currency).
“Maturity Date” means the fifth anniversary of the Effective Date.
“Maximum Draw Amount” means U.S.$40,000,000.
“Measurement Period” means a period of 12 months ending on the last day of a financial quarter of the Company.
“moratorium” where it relates to a Dutch Obligor includes surséance van betaling and “granted a moratorium” includes surséance verleend.
“Multiemployer Plan” means any “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA) to which any Obligor or any ERISA Affiliate contributes or has made contributions at any time within the immediately preceding five plan years.
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“Nedbank” means Nedbank Limited, acting through its London Branch.

“New LC Commitments” is defined in Section 3.10.
“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by any Obligor or any Subsidiary primarily for the benefit of employees of such Obligor or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“Notes” means the notes issued under the Notes Financing Agreements, all as amended, modified, replaced or refinanced from time to time.
“Notes Financing Agreements” means the 2009 Note Purchase Agreement and the 2011 Note Purchase Agreement, the notes issued thereunder and the guarantee provided therein, all as amended, modified, replaced or refinanced from time to time.
“Obligations” means all obligations of every nature of each Obligor from time to time owed to the Lender (including former lenders), or any of them under any Financing Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Obligor, would have accrued on any Obligation, whether or not a claim is allowed against such Obligor for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.
“Obligors” means the Company and the Subsidiary Guarantors.
“OFAC” is defined in Section 5.16(a).
“OFAC Listed Person” is defined in Section 5.16(a).
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is. responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.ustreas.gov/offices/enforcement/ofac/programs/.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company or any other applicable Obligor, as the context indicates, whose responsibilities extend to the subject matter of such certificate.
“Optional Currency” means any of the following currencies: Australian dollar, Burundi Franc, Pula (Botswana), Canadian dollar, Yuan Reenminbi (China), Columbia Peso, Euro, pound sterling, Hong Kong dollar, Yen (Japan), South African Rand, Sri Lanka Rupee, Mauritius Rupee, Kwacha (Malawi), Malaysian Ringat, New Zealand dollar, zloty (Poland), Swedish Krona, Singapore dollar, Baht (Thailand), Turkish Lira and Zimbabwe dollar and any other currency that the Lender is permitted to issue under all applicable laws and regulations applicable to it and that is reasonably acceptable to the Lender.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended and (v) with respect to any Subsidiary not organized in the United States, the equivalent thereof in its jurisdiction of incorporation or organization.
“Original Financial Statements” means the Form 10-K of the Company for the fiscal year-ended January 31, 2011.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Permitted Assignee” means the financial institutions or investors agreed in writing by the Company and Nedbank prior to the date of this Agreement.
“Permitted Jurisdiction” means (a) the United States of America or any State thereof, (b) the British Virgin Islands, (c) Guernsey, and (d) any other country that on the April 30, 2004 was a member of the European Union (other than Greece, Italy, Portugal, Spain or Turkey).
“Person” means an individual, partnership, company, body corporate, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means an “employee pension plan” (as defined in section 3(2) of ERISA) subject to Title IV of ERISA, but excluding Multiemployer Plans, that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by any Obligor or any ERISA Affiliate or with respect to which such Obligor or any ERISA Affiliate may have any liability.
“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.
“Pre-taxation Profits” means net income adding back minority interest expense and provision for income tax.
“Primary Credit Facility” means any credit, letter of credit facility or other borrowing facility of any type entered into by the Company or any Subsidiary Guarantor which represents borrowings or commitments of U.S.$15,000,000 (or its equivalent in any other currency) or more.
“Priority Debt” means the sum, without duplication, of (i) Consolidated Total Debt secured by Liens not otherwise permitted by clauses (a) through (m) of Section 10.5; and (ii) all other Consolidated Total Debt of Subsidiaries not otherwise permitted pursuant to clauses (a) through (l) of Section 10.6.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Pyramid Freight” means Pyramid Freight BVI and Pyramid Freight, South Africa.
“Pyramid Freight BVI” means Pyramid Freight (Proprietary) Limited a company incorporated with limited liability in the British Virgin Islands with company number 530960 (excluding Pyramid Freight, South Africa).
“Pyramid Freight, South Africa” means Pyramid Freight (Proprietary) Limited, South Africa branch, a branch of Pyramid Freight BVI with company number 1987/003687/10 in respect only of its operations in South Africa.
“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
“RBS LC Agreement” means that certain Amended and Restated Letter of Credit Agreement dated as of June 24, 2011, among UTi Worldwide Inc., the Subsidiary Guarantors thereunder, The Royal Bank of Scotland N.V. and as amended, modified, replaced or refinanced from time to time.
“receiver” or “administrator” where it relates to a German Obligor includes an Insolvenzverwalter or creditor’s trustee (Sachwalter).
“reconstruction” where it relates to a French Subsidiary includes any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with Articles L.236-1 to L.236-24 of the French Commercial Code.
“Reimbursement Date” is defined in Section 3.2.
“Release Date” means (a) with respect to any 2009 Covenant, the date on which the Company amends the 2009 Note Purchase Agreement to remove such 2009 Covenant if such date occurs within 30 days of the Effective Date, or (b) otherwise, the date of the final payment in full of the notes issued under the 2009 Note Purchase Agreement.
“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.
“reorganization” where it relates to a German Obligor includes any of the reorganizations mentioned in Section 1 of the Corporate Transformation Act (Umwandlungsgesetz).
“Responsible Officer” means any Senior Financial Officer and any other officer or director of the Company or another applicable Obligor, as the context indicates, with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means
(a) any Distribution in respect of the Company or any Subsidiary of the Company (other than on account of capital stock or other equity interests of a Subsidiary of the Company) owned legally and beneficially by the Company or another Subsidiary of the Company, including, without limitation, any Distribution resulting in the acquisition by the Company of securities which would constitute treasury stock, and
(b) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by the Company or any Subsidiary of. on account of. or in respect of. the principal of any Subordinated Indebtedness (or any installment thereof) prior to the regularly scheduled maturity date thereof (as in effect on the date such Subordinated Indebtedness was originally incurred).
For purposes of this Agreement, the amount of any Restricted Payment made in property shall be the greater of (x) the fair market value of such property (as determined in good faith by the board of directors (or equivalent governing body) of the Person making such Restricted Payment) and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.
“Screen Rate” means:
U.S. Dollars in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant period;
displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Company and the Lender.
“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.
“SEC Report” means the following documents or information filed with the SEC:
•	the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011, filed with the SEC on March 30. 2011;
•	the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2011, filed with the SEC on June 6, 2011; and
•	the Company’s Current Report on Form 8-K filed with the SEC on April 18, 2011.
Notwithstanding the preceding, unless specifically stated to the contrary, none of the information that the Company discloses under 2.02 or 7.01 or, if related to Items 2.02 or 7.01, Item 9.01 of any Current Report on Form 8-K that the Company may, from time to time, furnish to the SEC will be included in meaning of the term SEC Report. The information contained in an SEC Report speaks only as of the date of such document. Any statement contained in an SEC Report shall be deemed to be modified or superseded for purposes of this Agreement to the extent that a statement contained in this Agreement or in any subsequently filed document or report that also is an SEC Report modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute an SEC Report.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company, or another applicable Obligor, as the context indicates.
“Senior Indebtedness” means and includes all Indebtedness of the Company, or any Subsidiary owing to any Person that is not a Subsidiary or Affiliate and which is not expressed to be junior or subordinate to any other Indebtedness of the Company or Subsidiary except for Indebtedness of a member of the South African Group or Pyramid Freight BVI.
“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of any Obligor within the meaning of Regulation S-X promulgated by the SEC and in any event shall include each Subsidiary Guarantor.
“South African Facilities” means the revolving credit facility dated as of July 9, 2009 made available to one or more members of the South African Group as such agreement is amended, modified, replaced or refinanced from time to time and shall also mean any subsequent credit, letter of credit facility or other borrowing or financing facility of any type that is made available to one or more members of the South African Group.
“South African Group” means Pyramid Freight, South Africa and each South African Subsidiary.
“South African Rand” means the lawful currency of South Africa.
“South African Subsidiary” means any member of the Group organized or conducting a material portion of its business in South Africa. “South African Subsidiary” shall not include any member of the Group organized in a jurisdiction other than South Africa whose only South African business is the ownership of stock of Subsidiaries organized in South Africa.
“Spanish Obligor” means an Obligor incorporated or formed in Spain.
“Spot Rate of Exchange” means, at any date of determination thereof, the spot rate of exchange in London that appears on the display page applicable to the relevant currency on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the spot rate of exchange in London for the conversion of Dollars into the relevant Optional Currency or the relevant Optional Currency into Dollars); provided that if there shall at any time no longer exist such a page on such service, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Lender and reasonably acceptable to the Company.

“Subordinated Indebtedness” means Indebtedness of the Company or any Subsidiary Guarantor that is by its express terms subordinated in right of payment to the Obligations or the Guaranty of such Subsidiary Guarantor, as the case may be.
“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Subsidiary Guarantee Agreement” means the subsidiary guarantee agreement contained in Section 23 (and any and all supplements or joinders thereto) and executed by each Subsidiary Guarantor, as amended, restated, supplemented or otherwise modified from time to time.
“Subsidiary Guarantor” means, unless released pursuant to Section 9.11, (x):
(i) UTi (Aust) Pty Limited ACN 006 734 747 a company incorporated in Australia,
(ii) UTi Belgium N.V., a company incorporated in Belgium,
(iii) UTi Logistics N.V., a company incorporated in Belgium,
(iv) Goddard Company Limited, a BVI Business Company incorporated under the laws of the British Virgin Islands,
(v) Pyramid Freight (Proprietary) Limited, a BVI Business Company incorporated under the laws of the British Virgin Islands with company number 530960 (provided that Pyramid Freight BVI is only a Subsidiary Guarantor in respect of assets that are not located in South Africa),
(vi) UTi International Inc., a BVI Business Company incorporated under the laws of the British Virgin Islands,
(vii) UTi Networks Limited, a Guernsey company incorporated under the laws of the Bailiwick of Guernsey,
(viii) UTi, Canada, Inc., a corporation formed under the laws of Canada,
(ix) UTi Canada Contract Logistics Inc., a corporation formed under the laws of Canada,

(x) UTi Deutschland GmbH, a corporation formed under the laws of Germany,
(xi) UTi (HK) Limited, a corporation formed under the laws of Hong Kong,
(xii) UTi Global Services B.V., a private company with limited liability formed under the laws of the Netherlands,
(xiii) UTi Nederland B.V., a private company with limited liability formed under the laws of the Netherlands,
(xiv) UTi Technology Services Pte Ltd., a company organized under the laws of Singapore,
(xv) UTi Worldwide (Singapore) Pte Ltd., a company organized under the laws of Singapore,
(xvi) Servicios Logisticos Integrados SLI S.A., a corporation formed under the laws of Spain,
(xvii) UTi Iberia S.A., a corporation formed under the laws of Spain,
(xviii) UTi Worldwide (UK) Limited, a corporation formed under the laws of the United Kingdom,
(xix) UTi Inventory Management Solutions, Inc., a corporation formed under the laws of Delaware,
(xx) Concentrek, Inc., a corporation formed under the laws of Arizona,
(xxi) InTransit, Inc., a corporation formed under the laws of Oregon,
(xxii) Market Transport, Ltd, a corporation formed under the laws of Oregon,
(xxiii) Sammons Transportation, Inc., a corporation formed under the laws of Montana,
(xxiv) UTi, United States, Inc., a corporation formed under the laws of New York, and
(xxv) UTi Integrated Logistics, Inc., a corporation formed under the laws of South Carolina, and
(y) each other Subsidiary which has executed and delivered a Joinder Agreement pursuant to Section 9.10.

“Summary of Terms” means the Summary of Terms and Conditions for Providing Facilities to UTi Worldwide Inc. dated as of June 14, 2011 issued by the Lender with respect to the facilities pursuant to this Agreement.
“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for income tax purposes, other than any such lease under which such Person is the lessor.
“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Financing Agreement.
“Taxing Jurisdiction” is defined in Section 13.
“trustee” related to a bankruptcy of a Dutch Obligor includes a curator.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Financing Agreements.
“U.S. Dollar Amount” means (a) if a Letter of Credit or Cash Draw Facility Loan is denominated in Dollars, its amount; or (b) if a Letter of Credit denominated in an Optional Currency, its equivalent in Dollars calculated on the basis of the Lender’s Spot Rate of Exchange on the date of determination for that Letter of Credit.
“U.S. Guarantor” means any Subsidiary Guarantor that is incorporated or organized under the laws of the United States of America or any State of the United States of America (including the District of Columbia) or that resides or has a domicile, a place of business or property in the United States of America.
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Wholly-Owned Subsidiary” means, as to any Person, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares or similar statutorily required minority interests) and voting interests of which are owned by any one or more of such Person and such Person’s other Wholly-Owned Subsidiaries at such time. Unless the context otherwise requires, any reference to a “Wholly-Owned Subsidiary” is a reference to a direct or indirect Wholly-Owned Subsidiary of the Company.
“winding-up, administration or dissolution” where it relates to a French Subsidiary includes a redressement judiciaire, cession totale de l’enterprise or liquidation judiciaire or a procedure de sauvegade unde Livre Sixiene of the French Commercial Code.